UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

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Education Management Corporation

(Name of Registrant as Specified In Its Charter)

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210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

(412) 562-0900

INFORMATION STATEMENT

REGARDING ACTION TAKEN BY WRITTEN

CONSENT OF SHAREHOLDERS IN LIEU OF A MEETING

WE ARE NOT ASKING YOU FOR A PROXY, AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

The purpose of this Information Statement is to inform the holders of record as of the close of business on August 16, 2012 (the “Holders of Record”) of shares of common stock (the “Common Stock”) of Education Management Corporation, a Pennsylvania corporation (“we,” “EDMC,” or the “Company”), that as of August 16, 2012, the holders of the majority of our issued and outstanding Common Stock (the “Consenting Shareholders”), took action by written consent in lieu of a meeting in accordance with our Articles of Incorporation and the Pennsylvania Business Corporation Law to approve certain amendments to our existing equity plans to allow for a one-time stock option exchange program and to approve our 2012 Plan (as defined herein).

No action is required by you. We are not asking you for a proxy, and you are requested not to send us a proxy. However, we are required to provide you notice that these actions were approved by less than the unanimous written consent of our shareholders.

This Information Statement is furnished to our shareholders on or about August 17, 2012 pursuant to §240.14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the purpose of informing the Holders of Record of the actions described above before they take effect and also serves as the notice required by Section 1766 of the Pennsylvania Business Corporation Law, as amended, of the taking of a corporate action without a meeting by less than unanimous written consent of our shareholders.

THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND

NO SHAREHOLDERS MEETING WILL BE HELD TO

CONSIDER THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT.

The entire cost of furnishing this Information Statement will be borne by EDMC.

We will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock held of record by such persons and will reimburse them for out-of-pocket expenses incurred in forwarding such material. Holders of Record are entitled to receive this Information Statement.

The actions described above will take effect on September 6, 2012, which is the date that is 20 days after the first mailing of this Information Statement to the holders of our Common Stock.

ABOUT THIS INFORMATION STATEMENT

General

Education Management Corporation, a Pennsylvania corporation, is sending you this Information Statement solely for purposes of informing our shareholders of record as of August 16, 2012 (the “Record Date”) of actions taken by our shareholders by less than unanimous written consent in lieu of a special meeting of shareholders. No action is requested or required on your part.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Summary of the Corporate Actions

The Consenting Shareholders have approved, by written consent dated as of August 16, 2012, amendments to our equity plans to permit an option exchange and have approved the Education Management Corporation 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”). If implemented, the option exchange will allow eligible option holders to elect to surrender for cancellation certain stock options that they currently hold in exchange for options with an exercise price equal to the closing price for a share of our common stock on the Nasdaq Global Select Market, or NASDAQ, on the date that the option exchange is completed. The 2012 Plan will allow us to administer all future stock and other equity-based awards under a single plan to increase the efficiency and effectiveness of our long-term incentive programs and reduce administrative and regulatory costs. In addition, the 2012 Plan, once effective, will allow us to continue to make grants of performance-based compensation that are exempt from the $1 million annual deduction limitation under section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Shareholder approval is required for both proposals under the NASDAQ listing rules, and in the case of the 2012 Plan, under Section 162(m). The Company obtained both such approvals by written consent of the holders of a majority of its outstanding voting stock dated as of August 16, 2012.

This Information Statement is first being mailed on or about August 17, 2012 to the Company’s shareholders of record as of the Record Date. The Company currently intends to complete the option exchange in September 2012, but in no event will the amendments to the equity plans be effective or the exchange of eligible options for new options occur prior to the date that is 20 days after the mailing of the Information Statement.

The Company’s principal executive offices are located at 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222, and the Company’s telephone number is (412) 562-0900.

Voting and Vote Required

The Company is not seeking consent, authorizations or proxies from you. Under the Pennsylvania Business Corporation Law (as amended, the “PBCL”), the Company’s Amended and Restated Articles of Incorporation, and the Company’s Bylaws, the amendments may be approved, without a meeting of shareholders, by a resolution of our Board of Directors (the “Board”) followed by the written consent of shareholders representing a majority of the issued and outstanding shares of our Common Stock.

As of the Record Date, the Company had 124,477,827 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The written consent was executed by the holders of 98,755,281 shares of Common Stock, representing a majority of the combined voting power of our Common Stock. Accordingly, the written consent was executed by shareholders holding sufficient voting power to approve the actions contemplated by the Written Consent and no further shareholder action is required.

Notice Pursuant to the Company’s Bylaws and Pennsylvania Business Corporation Law

Pursuant to Article 1, Section 1.4 of our Bylaws and Section 1766 of the PBCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s shareholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 1.4 of our Bylaws and Section 1766 of the PBCL.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management, concern the Company’s strategy, plans, intentions or expectations and typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” or “plans” or similar words, although the absence of such words does not mean that any particular statement is not forward-looking. Any statements included in this Information Statement that relate to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results, including statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings, are forward-looking statements, as are any statements concerning the Company’s expected future operations and performance and other future developments. These and other forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions, and the Company cautions that it is very difficult to predict the impact of unknown factors, and impossible to anticipate all factors, that could affect its actual results. Some of the factors that the Company believes could affect its results and that could cause actual results to differ materially from expectations include, but are not limited to: the timing and magnitude of student enrollment and changes in student mix, including the relative proportions of on-ground and online students enrolled in its programs; changes in average registered credits taken by students; the Company’s ability to maintain eligibility to participate in Title IV programs; other changes in its students’ ability to access federal and state financial aid, as well as obtain loans from third-party lenders; difficulties the Company may face in opening new schools, growing its academic programs and otherwise implementing its growth strategy; increased or unanticipated legal and regulatory costs; the results of program reviews and audits; changes in accreditation standards; the implementation of new operating procedures for the Company’s fully online programs; the implementation of program initiatives in response to the U.S. Department of Education’s new gainful employment regulations; adjustments to the Company’s programmatic offerings to comply with the 90/10 rule; its high degree of leverage and ability to generate sufficient cash to service all of its debt obligations and other liquidity needs; market and credit risks associated with the post-secondary education industry, adverse media coverage of the industry and the overall condition of the industry; changes in the overall U.S. or global economies and access to credit and capital markets; the effects of war, terrorism, natural disasters or other catastrophic events and other risks affecting the Company, including but not limited to those described in its periodic reports filed with the Securities Exchange Commission pursuant to the Exchange Act.

You should not rely upon forward-looking statements as predictions of future events. Although it believes that the expectations reflected in any forward-looking statements contained in this Information Statement are reasonable, the Company cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur.

The Company undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this Information Statement to conform these statements to actual results or to changes in its expectations.

You should read this Information Statement and the documents that the Company has filed with the United States Securities and Exchange Commission (the “SEC”) with the understanding that the Company’s actual future results, levels of activity, performance and events and circumstances may be materially different from what the Company expects.

Neither the SEC nor any state regulatory authority has approved or disapproved these transactions, passed upon the merits or fairness of the transactions, or determined if this Information Statement is accurate or complete. Any representation to the contrary is a criminal offense.

2012 AMENDMENTS TO EXISTING EQUITY PLANS

TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM

FOR EMPLOYEES AND ADOPTION OF THE 2012 PLAN

Introduction

The Consenting Shareholders took action by partial written consent dated as of August 16, 2012 for the purpose of approving amendments to our existing equity plans to allow for a one-time stock option exchange program and approving the 2012 Plan.

Under the exchange program, we will cancel certain stock options currently held by eligible option holders who choose to participate in exchange for a new grant of stock options with an exercise price equal to the NASDAQ closing price for our Common Stock on the day that the exchange program expires that will be issued under the new 2012 Plan. We currently intend to complete the exchange program in September 2012.

Overview

We maintain an equity compensation program in order to enhance our ability to attract and retain highly qualified officers, non-employee members of the Board, key employees, consultants and advisors, and to motivate such persons to serve the Company and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in our operations and future success.

Our stock price has experienced significant recent declines due in part to the continued weak economy, regulatory pressures affecting the proprietary post-secondary education industry as a whole and other factors that have negatively impacted enrollment at our schools and thus adversely affected our financial results. Consequently, the Company’s employees and other option holders hold stock options with exercise prices that significantly exceed prevailing market prices of EDMC common stock. Further, while the market for our common stock is somewhat volatile and the past performance of our common stock is no indication of its future performance, there can be no assurance of any significant increases in our stock price in the near-term, if at all. Thus, our Board and Compensation Committee believe that these underwater options may no longer provide the long-term incentive and retention objectives that they were intended to provide. Therefore, our Board and Compensation Committee believe that the exchange program is an important component in our strategy to align employee and shareholder interests through our equity compensation programs. Specifically, we believe that the exchange program is important for the Company because it will permit us to:

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Provide renewed incentives to our employees, consultants and others who participate in the exchange program. As of July 31, 2012, all of our outstanding stock options were underwater. The weighted average exercise price of these underwater options was $14.83 as compared to a $3.76 closing price of our common stock on July 31, 2012. As a result, these stock options may not currently provide meaningful retention or incentive value to our employees and other eligible option holders. We believe the exchange program will enable us to enhance long-term shareholder value by providing greater assurance that the Company will be able to retain experienced and productive employees and other option holders and by aligning the interests of our employees more fully with the interests of our shareholders.

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Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. Option grants made prior to June 30, 2012 that are currently outstanding under our existing Equity Plans and held by eligible option holders may be tendered for exchange in the exchange program. Our outstanding underwater stock options currently create an equity award overhang to our shareholders of 13,455,163 shares, of which 11,900,269 are eligible for exchange in the option exchange program. As of August 16, 2012, the total number of shares of EDMC common stock outstanding was 124,477,827. We do not believe that keeping these underwater options outstanding serves the interests of our shareholders or provides the benefits intended by our equity compensation program. By replacing the underwater options with a lesser aggregate number of options, our overhang will be decreased. We believe that the overhang represented by the options granted pursuant to the exchange program will reflect an appropriate balance among the Company’s goals for its equity compensation program, our interest in reducing the overhang and the dilution of our shareholders’ interests.

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Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we have approximately $29.8 million in compensation expense remaining to be recognized as of June 30, 2012 with respect to our time-based stock options, even if these options are never exercised because the majority remain underwater.[1] We believe it is not an efficient use of the Company’s resources to recognize compensation expense on options that may not be perceived by our employees and other option holders as providing value. By replacing options that have little or no retention or incentive value with options that will provide both retention and incentive value while creating only incremental additional compensation expense, we believe that the Company will be making more efficient use of its resources.

For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the Company’s 2006 Stock Option Plan (the “2006 Plan”) and Omnibus Long-Term Incentive Plan (the “Omnibus Plan” and, together with the 2006 Plan, the “Existing Equity Plans”) and shares of common stock available for future grants under the Omnibus Plan as of August 16, 2012, before giving effect to the exchange offer:

Shares available for future grant under existing plans	529,743
Shares issuable pursuant to outstanding stock options	13,455,163
Shares issuable pursuant to outstanding stock options that are eligible for exchange	11,900,269
Weighted average exercise price of all outstanding stock options that are eligible for exchange (in dollars)	14.83
Weighted average remaining term of all outstanding stock options (in years)	7.4

Summary of Material Terms

The material terms of the exchange program include eligibility, the manner by which we will determine the number of replacement options to be granted in exchange for eligible options and the vesting schedule and expiration date that will apply to replacement options granted pursuant to the exchange program.

The exchange program will be open to all U.S. and Canadian employees and other option holders, except as described below, who are employed by us or otherwise eligible to receive grants under our equity plans as of the first day of the exchange program and remain as such through the date the exchange program ends.

Certain other principal terms of the replacement options that participants in the option program will receive, including the manner by which we will determine the number of replacement options to be granted in exchange for eligible options, the vesting schedule for the replacement options and the expiration date of the replacement options, will vary by participant depending upon the participant’s position with the Company, as described below.

[1]	Because the relevant performance conditions are not probable of being met, the Company has deferred recognition of an additional $28.6 million of compensation cost related to its 3.2 million outstanding performance-based stock options.

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Eligible option holders who serve as either a President or Campus Director (“Eligible Presidents”) at one of our schools on August 16, 2012 and remain as such through the expiration date of the exchange program may participate in the exchange program by agreeing to forfeit all of their currently outstanding options. In exchange, these holders will receive a number of replacement options calculated on the basis of their respective years of service as Eligible Presidents as of September 13, 2012, as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	2,000
1-2	5,000
2-3	9,000
3+	11,000

The exchange progrm will not be a one-for-one exchange for Eligible Presidents. Eligible Presidents who elect to participate must forfeit all of the stock options that they currently hold, regardless of number and whether or not vested, and will receive replacement options representing the right to purchase the specific number of shares of our common stock indicated in the foregoing table.

Eligible Presidents who choose not to participate in the exchange program will retain their existing stock options and will receive a new grant of options to purchase a smaller number of shares than they would have received had they participated in the exchange program. The number of new options that an Eligible President who chooses not to participate in the exchange program will receive will be calculated on the basis of his or her years of service as an Eligible President as of September 13, 2012, as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	1,000
1-2	3,000
2-3	4,500
3+	5,500

•

Eligible option holders other than Eligible Presidents (“Other Eligible Holders”) will be permitted to exchange their eligible options on a grant-by-grant basis. Other Eligible Holders who participate in the exchange program by surrendering options for exchange will receive a number of replacement options calculated on the basis of a set exchange ratio corresponding to the grant date and exercise price of the options that they surrender for exchange, as specifically set forth in the following table:

Grant Date of Eligible Options	Exercise Price of Eligible Options	Exchange Ratio
08/2006	$11.18	1.47
12/2006	$11.18	1.49
03/2007	$12.29	1.49
06/2007	$13.41	1.51
08/2007	$16.76	1.56
05/2008	$21.46	1.57
07/2008	$21.46	1.57
10/2008	$21.46	1.55
10/2009	$18.00	1.45
09/2010	$14.68	1.30
10/2010	$14.68	1.30
05/2011	$21.40	1.42
11/2011	$20.93	1.41
05/2012	$11.11	1.16

The exchange program will not be a one-for-one exchange for Other Eligible Holders. Instead, participating for Other Eligible Holders will receive replacement options covering a lesser number of shares (with a lower exercise price) than are covered by the surrendered eligible options. For instance, an eligible option grant that was granted in October 2009 and consists of options to purchase 1,000 shares of Common Stock at an exercise price of $18.00 per share would exchanged for a replacement grant representing the right to purchase 689 shares of Common Stock (rounding down to the nearest whole share), reflecting an exchange ratio of 1.45:1.

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The options granted to eligible option holders who participate in the exchange program and the options granted to Eligible Presidents who choose not to participate will have an exercise price per share equal to the closing price for our Common Stock on the NASDAQ on the date of grant.

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The options granted to Eligible Presidents, including both the replacement options granted to Eligible Presidents who participate in the exchange program and the new option grants to the Eligible Presidents who choose not to participate in the option exchange, vest in four equal annual installments beginning on the first anniversary of the grant date, subject the terms and conditions of the 2012 Plan, including but not limited to the requirement that the holder remain employed by the Company on the relevant vesting date, and subject the occurrence of any event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options, including but not limited to a “Change in Control” of the Company as defined in the 2012 Plan. The 2012 Plan excludes from the definition of “Change in Control,” among other transactions, any acquisition of our Common Stock or the voting power of the Company by any of our Principal Stockholders or their Affiliates (as those terms are defined in the 2012 Plan) other than in connection with a going private transaction within the meaning of Rule 13e-3 of the Exchange Act consummated more than 12 months after the completion of the exchange program.

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The replacement options granted to Other Eligible Holders who participate in the exchange program will remain subject to the original vesting schedule of the corresponding options that are surrendered for exchange, except that options issued in exchange for surrendered options that are either fully vested or scheduled to vest within one year following the completion of the option exchange will not vest until the date that is one year from the date on which the option exchange program terminates, which is also the grant date of such replacement options. For example, if an Other Eligible Holder currently holds options that are scheduled to vest in May 2014, the replacement options that he or she would receive in exchange will also be scheduled to vest in May 2014. On the other hand, if an Other Eligible Holder surrenders for exchange options that are scheduled to vest, for example, in May 2013, or if his or her surrendered options are fully vested as of the completion of the option exchange, the replacement options that such option holder receives will vest on the first anniversary of the completion of the option exchange.

In any case, vesting schedule of the replacement options granted to Other Eligible Holders who are employees of the Company in connection with the option exchange will revert to the vesting terms of the corresponding surrendered options upon:

¡	the death or permanent disability of the option holder;

¡	the termination without cause of the option holder’s employment with the Company;

¡	the option holder’s retirement from the Company at normal retirement age;

¡

for those option holders who are party to employment agreements with the Company that define the term “Good Reason,” upon the termination of such option holder’s employment with the Company for “Good Reason”; or

¡

in connection with any other event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options, including but not limited to a “Change in Control” of the Company, as defined in the 2012 Plan. The 2012 Plan excludes from the definition of “Change in Control,” among other transactions, any acquisition of our Common Stock or the voting power of the Company by any of our Principal Stockholders or their Affiliates (as those terms are defined in the 2012 Plan) other than in connection with a going private transaction within the meaning of Rule 13e-3 of the Exchange Act consummated more than 12 months after the completion of the exchange program.

The vesting of any replacement options granted to Other Eligible Holders in exchange for existing performance-based options will remain subject to any other vesting terms and conditions that apply to the surrendered options.

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The replacement options issued to Eligible Presidents, including both the replacement options granted to Eligible Presidents who participate in the exchange program and the new option grants to those Eligible Presidents who choose not to participate, will expire on the date that is ten years from the grant date.

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The replacement options granted to Other Eligible Holders may be subject to a different expiration date than the corresponding eligible options surrendered for exchange. Specifically, replacement options that are granted to Other Eligible Holders in exchange for surrendered options that were originally issued under the 2006 Plan will expire on the date that is one year following the original expiration date of the corresponding surrendered options. Replacement options that are granted to Other Eligible Holders in exchange for surrendered options that were originally issued under the Omnibus Plan will have the same expiration date as the corresponding surrendered options; and

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The options granted to eligible option holders who participate in the exchange program and the options granted to Eligible Presidents who choose not to participate will otherwise be subject to the terms and conditions of the 2012 Plan.

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, the Board and the Compensation Committee may change the terms of the exchange program in their sole discretion or may determine not to implement the exchange program.

Reasons for the Option Exchange Program

We believe that an effective and competitive incentive program is imperative for the success of our business. Stock options constitute a key component of our incentive and retention programs, because the Board and the Compensation Committee believe that equity compensation encourages employees, consultants and other participants to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the recent significant declines of our stock price, our option holders now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ on July 31, 2012 was $3.76 per share, whereas the weighted average exercise price of all outstanding options as of July 31, 2012 was $14.83. As of July 31, 2012, all of our outstanding stock options were underwater. Although we continue to believe that stock options are an important component of our employees’ total compensation and our arrangements with consultants and other plan participants, many of our option holders may view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many, these options may be ineffective at providing the incentives and retention value that our Board and Compensation Committee believe is necessary to motivate and retain our employees and provide similar incentives to other option holders.

Alternatives Considered

When considering how best to continue to incentivize and reward option holders who have underwater options, we considered the following alternatives:

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Grant additional equity awards. We considered special grants of additional stock options at current market prices or another form of equity award, such as restricted stock units. However, providing such additional grants to all eligible option holders would substantially increase our overhang and the dilution to our shareholders.

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Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

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Exchange options for restricted stock units. We also considered implementing a program to exchange underwater options for restricted stock units. However, in order to maintain a similar expense level as that expected to result from the option exchange, the exchange ratios for an options-for-restricted stock units exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that participation in an options-for-restricted stock units exchange program would be lower than with an options-for-options exchange program. Additionally, restricted stock units would be a new form of equity for many of our employees and other incentive plan participants and we believe that a lack of familiarity with restricted stock units could negatively impact participation in the exchange program.

Implementation of the Option Exchange Program

We also considered implementing a program to exchange underwater options for replacement options and determined to take this approach for a number of reasons, including the following:

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The exchange program offers a reasonable, balanced and meaningful incentive for our eligible option holders. Under the exchange program, participants will surrender eligible underwater options for replacement options with a lower exercise price, which we believe represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance.

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The manner by which we will determine the number of replacement options to be granted to participants in the exchange program was designed to return value to our shareholders. Based on current market prices, the replacement option grants that participating option holders receive in connection with the proposed exchange will provide them with additional value beyond that represented by the original option grants that are tendered for exchange. Those option grants will provide an even greater benefit to their holders to the extent that the Company’s share price increases over time, thereby aligning employee and shareholder interests, while the vesting terms of the replacement options also will, we believe, enhance our ability to retain key employees.

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The exchange program will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them leaves our employment. An exchange, such as the exchange program, will reduce our overhang while eliminating ineffective options that are currently outstanding. If all eligible options are exchanged, options to purchase 11,900,269 shares would be surrendered and cancelled, while replacement options covering 8,458,508 shares would be granted, resulting in a net reduction in the equity award overhang by 3,441,761 shares, or 28.9% of the outstanding options eligible for the exchange program. As of August 16, 2012, the total number of shares of EDMC common stock outstanding was 124,477,827. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

Description of the Option Exchange Program

Implementing the Exchange Program. Currently, we intend that the exchange program, with terms expected to be materially similar to those described in this Information Statement, will be completed in September 2012. However, the Board or the Compensation Committee may still determine not to implement the exchange program or may change the terms of the exchange program in their sole discretion.

Upon commencement of the exchange program, employees and others holding eligible options will receive written materials (the “offer to exchange”) explaining the precise terms and timing of the exchange program. Eligible option holders will be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange their eligible options for replacement options. After the exchange program expires, the eligible options surrendered for exchange would be cancelled, and the Compensation Committee would approve grants of replacement options to participating option holders in accordance with the applicable exchange ratios. All such replacement options would be granted under the 2012 Plan and would be subject to the terms of the 2012 Plan.

At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees and other option holders, as well as shareholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on our Investor Relations web site at http://investors.edmc.edu.

Eligible Options. All option grants made prior to June 30, 2012 that are currently outstanding under our Existing Equity Plans and held by eligible option holders may be tendered for exchange in the exchange program.

Eligible Participants. The exchange program will be open to all U.S. and Canadian employees and others who hold eligible options, except as described below. Although the Company intends to include all otherwise eligible option holders located in Canada, the Company may exclude such employees if, for any reason, the Compensation Committee believes that their participation would be illegal, inadvisable or impractical. To be eligible, an individual must be employed by us or otherwise eligible to receive an option grant under our equity plans on the date the offer to exchange commences and must remain as such through the date the exchange offer terminates.

Interests of Directors and Executive Officers. The following table sets forth certain information as of June 30, 2012 about the outstanding options granted under our Existing Equity Plans held by each of our directors and executive officers. As of June 30, 2012, our executive officers and directors (19 persons) as a group held options unexercised and outstanding under the Existing Equity Plans to purchase a total of 8,635,120 shares of our common stock, which represented approximately 69.86% of the shares subject to all options outstanding under the Existing Equity Plans as of that date.

The percentages in the table below are as of June 30, 2012 and are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under the Existing Equity Plans, which was 12,361,196 as of June 30, 2012.

Name	Position and Office Held	Number of Options Outstanding	Percentage of Total Outstanding Options
Mick J. Beekhuizen	Director	—	0.00%

Samuel C. Cowley	Director	—	0.00%

Danny D. Finuf	Senior Vice President — Operations and President, Brown Mackie Colleges	262,541	2.12%

Anthony J. Guida, Jr.	Senior Vice President, External Affairs	122,079	0.99%

Adrian M. Jones	Director	—	0.00%

John R. Kline	Senior Vice President — Operations and President, EDMC Online Higher Education	323,948	2.62%

J. Devitt Kramer	Senior Vice President, General Counsel and Secretary	149,815	1.21%

Jeffrey T. Leeds	Director	—	0.00%

John M. Mazzoni	Senior Vice President — Operations and President, The Art Institutes	507,949	4.11%

John R. McKernan, Jr.(1)	Chairman of the Board of Directors	1,164,535	9.42%

Leo F. Mullen	Director	—	0.00%

Todd S. Nelson(1)	Chief Executive Officer and Director	3,634,601	29.40%

Mark E. Novad	Senior Vice President, Human Resources	52,494	0.42%

Paul J. Salem	Director	—	0.00%

John T. South, III	Senior Vice President and Chancellor, South University	386,823	3.13%

Craig D. Swenson	Chief Academic Officer and Chancellor, Argosy University	228,949	1.85%

Edward H. West(1)	President and Chief Financial Officer	1,801,386	14.57%

Peter O. Wilde	Director	—	0.00%

Joseph R. Wright	Director	—	0.00%

(1)	Effective August 15, 2012, Mr. McKernan stepped down as Chairman of the Board of Directors but remained a director of the Company, Mr. Nelson became the Chairman of the Board of Directors, and Mr. West became the President and Chief Executive Officer of the Company.

New Options. Eligible Presidents who participate in the exchange program will receive a number of replacement options calculated on the basis of their respective years of service as Eligible Presidents as of September 13, 2012, as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	2,000
1-2	5,000
2-3	9,000
3+	11,000

For instance, a Campus President who joined the Company on January 1, 2012 and received a grant of stock options under the Omnibus Plan in May 2012 would, if he or she chooses to participate in the exchange program and relinquish the May 2012 options, receive a new grant of options to purchase 2,000 shares of our common stock at an exercise price equal to the NASDAQ closing price for a share of our common stock on the date that the exchange program expires. Similarly, a Campus Director who joined the Company on January 1, 2005 and, over time, received various grants under both the 2006 Plan and the Omnibus Plan would, by agreeing to relinquish all of those previously granted options, receive a new grant to purchase 11,000 shares of our common stock at an exercise price equal to the NASDAQ closing price for a share of our common stock on the date that the exchange program expires.

The exchange program will not be a one-for-one exchange for Eligible Presidents. Eligible Presidents who elect to participate must forfeit all of the stock options that they currently hold, regardless of number and whether or not vested, and will receive replacement options representing the right to purchase the specific number of shares of our common stock indicated in the foregoing table.

Eligible Presidents who choose not to participate in the exchange program will retain their existing stock options and will receive a new grant of options to purchase a smaller number of shares than they would have received had they participated in the exchange program. The number of new options that an Eligible President who chooses not to participate in the exchange program will receive will be calculated on the basis of his or her years of service as an Eligible President as of September 13, 2012, as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	1,000
1-2	3,000
2-3	4,500
3+	5,500

Other Eligible Holders who participate in the exchange program by surrendering options for exchange will receive a number of options calculated on the basis of a set exchange ratio corresponding to the grant date and exercise price of the options that they surrender for exchange, as specifically set forth in the following table:

Grant Date of Eligible Options	Exercise Price of Eligible Options	Exchange Ratio
08/2006	$11.18	1.47
12/2006	$11.18	1.49
03/2007	$12.29	1.49
06/2007	$13.41	1.51
08/2007	$16.76	1.56
05/2008	$21.46	1.57
07/2008	$21.46	1.57
10/2008	$21.46	1.55
10/2009	$18.00	1.45
09/2010	$14.68	1.30
10/2010	$14.68	1.30
05/2011	$21.40	1.42
11/2011	$20.93	1.41
05/2012	$11.11	1.16

The exchange program will not be a one-for-one exchange for Other Eligible Holders. Instead, participating Other Eligible Holders will receive replacement options covering a lesser number of shares than are covered by the surrendered eligible options. The total number of replacement options that a participating Other Eligible Holder will receive with respect to a surrendered eligible option will be determined by dividing the number of shares underlying the surrendered option by the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For instance, an eligible option grant that was granted to an Other Eligible Holder in October 2009 and consists of options to purchase 1,000 shares of Common Stock at an exercise price of $18.00 per share would be exchanged for a replacement grant representing the right to purchase 689 shares of Common Stock (rounding down to the nearest whole share), reflecting an exchange ratio of 1.45:1.

After the exchange (assuming all eligible options are tendered), there would be approximately 7,980,565 shares available for grant under the 2012 Plan and options to purchase 10,013,402 shares of our Common Stock outstanding. These outstanding options would have a weighted average remaining term of approximately 7.4 years.

Election to Participate. Participation in the exchange program will be voluntary.

Exercise Price. All options granted to eligible option holders who participate in the exchange program and the options granted to Eligible Presidents who choose not to participate will have an exercise price equal to the NASDAQ closing price for our common stock on the date that the option exchange program terminates, which is also the grant date of the replacement options.

Vesting. The options granted to Eligible Presidents, including both the replacement options granted to Eligible Presidents who participate in the exchange program and the new option grants to those Eligible Presidents who choose not to participate, will vest in four equal annual installments beginning on the first anniversary of the grant date, subject the terms and conditions of the 2012 Plan, including but not limited to the requirement that the holder remain employed by the Company on the relevant vesting date, and subject the occurrence of any event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options, including but not limited to a “Change in Control” of the Company as defined in the 2012 Plan. The 2012 Plan excludes from the definition of “Change in Control,” among other transactions, any acquisition of our Common Stock or the voting power of the Company by any of our Principal Stockholders or their Affiliates (as those terms are defined in the 2012 Plan) other than in connection with a going private transaction within the meaning of Rule 13e-3 of the Exchange Act consummated more than 12 months after the completion of the exchange program.

The replacement options granted to Other Eligible Holders will remain subject to the original vesting schedule of the corresponding options that are surrendered for exchange, except that options issued in exchange for surrendered options that are either fully vested or scheduled to vest within one year following the completion of the option exchange will not vest until the date that is one year from the date on which the option exchange program terminates, which is also grant date of such replacement options.

For example, if an option holder currently holds options that are scheduled to vest in May 2014, the replacement options that he or she would receive in exchange will also be scheduled to vest in May 2014. On the other hand, if an option holder surrenders for exchange options that are scheduled to vest, for example, in May 2013, or if his or her surrendered options are fully vested as of the completion of the option exchange, the replacement options that such option holder receives will vest on the first anniversary of the completion of the option exchange.

In any case, the vesting schedule for replacement options granted to Other Eligible Holder who are employees of the Company in connection with the option exchange will revert to the vesting terms of the corresponding surrendered options upon:

•	the death or permanent disability of the option holder;

•	the termination without cause of the option holder’s employment with the Company;

•	the retirement of the option holder from the Company at normal retirement age;

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for those option holders who are party to employment agreements with the Company that define the term “Good Reason,” upon the termination of such option holder’s employment with the Company for “Good Reason”; or

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in connection with any other event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options including but not limited to a “Change in Control” of the Company as defined in the 2012 Plan. The 2012 Plan excludes from the definition of “Change in Control,” among other transactions, any acquisition of our Common Stock or the voting power of the Company by any of our Principal Stockholders or their Affiliates (as those terms are defined in the 2012 Plan) other than in connection with a going private transaction within the meaning of Rule 13e-3 of the Exchange Act consummated more than 12 months after the completion of the exchange program.

The vesting of any replacement options granted in exchange for existing performance-based options will remain subject to any other vesting terms and conditions that apply to the surrendered options.

Expiration. The options granted to Eligible Presidents, including both the replacement options granted to Eligible Presidents who participate in the exchange program and the new option grants to those Eligible Presidents who choose not to participate, will expire on the date that is ten years from the grant date.

Replacement options that are granted to Other Option Holders in exchange for surrendered options that were originally issued under the 2006 Plan will expire on the date that is one year following the original expiration date of the corresponding surrendered options. Replacement options that are granted to Other Option Holders in exchange for surrendered options that were originally issued under the Omnibus Plan will have the same expiration date as the corresponding surrendered options.

Other Terms and Conditions. The other terms and conditions of the replacement options and of the new options granted to Eligible Presidents who do not participate in the exchange program will be set forth in an option agreement to be entered into as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All such options will be nonstatutory stock options granted under our 2012 Plan.

Cancellation of Eligible Options Surrendered. The eligible options surrendered for exchange will be cancelled in connection with the grant of replacement options on the date that the exchange offer ends.

Accounting Treatment. The exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess of the fair value of each replacement option granted to option holders in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options, measured immediately prior to their cancellation. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

U.S. Federal Income Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our option holders should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program. The tax consequences for non-U.S. option holders may differ from the U.S. federal income tax consequences described in this paragraph.

Potential Modification to Terms to Comply with Governmental Requirements. The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. In addition, we intend to make the exchange program available to option holders who are located in Canada, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to option holders in Canada to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

Plan Benefits Relating to the Option Exchange Program

Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant if the exchange program is implemented are not currently determinable, because we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. If all eligible options are exchanged, the maximum number of shares underlying options that would be cancelled would be 11,900,269 shares, and the maximum number of shares underlying new options that would be granted would be 8,458,508 shares.

Effect on Shareholders

We are unable to predict the precise impact of the exchange program on our shareholders because we are unable to predict how many or which option holders will exchange their eligible options. If all eligible options are exchanged, options to purchase 11,900,269 shares would be surrendered and cancelled, while replacement options covering 8,458,508 shares would be granted resulting in a net reduction in the equity award overhang by 3,441,761 shares. Following the exchange program (assuming all eligible options are tendered), we would have 10,013,402 options outstanding, with a weighted average remaining term of approximately 7.4 years.

Text of Amendments to Existing Equity Plans

In order to permit the Company to implement the one-time stock option exchange program in compliance with its existing equity plans and applicable NASDAQ listing rules, the Board approved amendments to the Existing Equity Plans, subject to approval of the amendments by the Company’s shareholders. The amendments add additional language to Section 13 and Section 3.2 of the 2006 Plan and the Omnibus Plan, respectively, which new sections will read as follows:

Notwithstanding any other provision of the Plan to the contrary, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a grant of Options with an exercise price per share equal to the market price per share at the conclusion of the exchange offer.

Summary of the 2006 Plan

The following is a summary of the material terms of the 2006 Plan as proposed to be amended and is qualified in its entirety by reference to the 2006 Plan. A copy of the 2006 Plan prior to the amendment may be found attached as Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-4 filed with the SEC by Education Management LLC on November 8, 2006.

Under the 2006 Stock Option Plan, certain management and key employees of the Company were granted a combination of time-based options and performance-based options to purchase common stock, descriptions of which are provided in the Company Proxy Statement for its Fiscal 2011 Annual Meeting filed with the SEC on September 30, 2011. As a result of our adoption of the Omnibus Plan, the 2006 Stock Option Plan was frozen such that no further awards were made under the plan.

Administration of the Plan. The 2006 Plan was administered by the Compensation Committee.

Eligibility and Participation. Prior to the adoption of the Omnibus Plan, all employees and directors of the Company were eligible to receive grants under the Plan.

Shares Available for Awards. The maximum number of shares of Stock available for issuance under the Plan was 1,368,421, subject to adjustment as described in the 2006 Plan.

Types of Award. The 2006 Plan provided for the grant of non-qualified stock options (“NSOs”).

Exercise Price. The exercise price per share of an Option granted under the 2006 Plan was to be determined by the Compensation Committee, provided that it could not be less than the Fair Market Value (as defined in the 2006 Plan) of a share of our Common Stock on the date of grant.

Expiration of Options. Options granted under the 2006 Plan expire at such time and upon such terms and conditions as approved by the Compensation Committee, but in no event later than ten years after the date of grant.

Change in Control. In the event of a Change in Control as defined in the 2006 Plan, options outstanding under the 2006 Plan will be treated in the manner provided in the agreement entered in connection with the transaction that results in a Change in Control (which may include cancellation of such options, subject to certain requirements), or if no such provision is made, will be entitled to receive in respect of each share of Common Stock that is subject to an option granted under the 2006 Plan, upon exercise, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of our Common Stock is entitled to receive in connection with such transaction.

Nontransferability of Awards. Unless otherwise determined by the Compensation Committee, options granted under the 2006 Plan may not be transferred to assigned by the option holder other than by the laws of descent and distribution.

Summary of the Omnibus Plan

The following is a summary of the material terms of the Omnibus Plan as proposed to be amended and is qualified in its entirety by reference to the Omnibus Plan. A copy of the Omnibus Plan prior to the amendment may be found attached as Exhibit 10.2 to the Quarterly Report on Form 10-Q of Education Management Corporation for its fiscal quarter ended September 30, 2009.

Administration of the Plan. Our Board of Directors has such powers and authorities related to the administration of the Omnibus Plan as are consistent with our corporate governance documents and applicable law. The Board of Directors has delegated administration of the Omnibus Plan to the Compensation Committee.

Eligibility and Participation. Eligibility to participate in the Omnibus Plan is limited to such employees, officers, directors, consultants and advisors of the Company, or of any affiliate, as our Board of Directors may determine and designate from time to time.

Shares Available for Awards. The maximum number of shares of Stock available for issuance under the Plan is 6,597,869, plus a number of shares equal to the number of shares subject to stock options granted under the Company’s 2006 Stock Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying such stock options or otherwise terminated without delivery of shares to the grantees, plus a number of shares equal to the number of shares reserved but not previously granted under the

Company’s 2006 Stock Option Plan. 3,519,861 shares are available for issuance pursuant to Incentive Stock Options. Following the end of the Transition Period (as defined in the Omnibus Plan) and subject to adjustment as described below, the maximum number of each type of Award (other than cash-based Performance Awards) intended to constitute “performance-based compensation” under Section 162(m) granted to any Grantee in any thirty-six (36) month period shall not exceed the following: Options: 7,039,723; SARs: 7,039,723; Restricted Stock: 4,223,833; Restricted Stock Units: 4,223,833 and other Stock-based Performance Awards: 3,519,861.

Prior to the effectiveness of the 2012 Plan on September 6, 2012, any shares covered by an award that are forfeited, expired, cancelled, settled in cash, settled by issuance of fewer shares than the amount underlying the award, or otherwise terminated without delivery of shares to the grantee (excluding shares that are cancelled as a result of the option exchange program), will be available for future grants under the Omnibus Plan. The number and class of shares available under the Omnibus Plan and/or subject to outstanding awards may be equitably adjusted by our Board of Directors in the event of various changes in the capitalization of the Company.

Upon the effectiveness of the new 2012 Plan on September 6, 2012, the Omnibus Plan will be frozen such that no further awards will be made under the plan. However, those shares subject to stock options granted under the Omnibus Plan or the 2006 Stock Option Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying such stock options or otherwise terminated without delivery of shares to the grantees (excluding shares that are cancelled as a result of the option exchange program) will be available for issuance under the 2012 Plan. Awards that are not tendered for exchange in the exchange offer and therefore remain outstanding under either the 2006 Stock Option Plan or the Omnibus Plan will continue to be administered under the terms of the 2006 Stock Option Plan or the Omnibus Plan, as applicable.

Types of Award. The following types of awards are available for grant under the Omnibus Plan: ISOs, non-qualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and other stock-based awards and cash awards.

Deferral Arrangements. Our Board of Directors may permit or require the deferral of any award payment into a deferred compensation arrangement.

Exercise Price of Options and SARs. The exercise price per share of an Option will in no event be less than 100% of the fair market value per share of our stock underlying the award on the grant date. In no case will the exercise price of any Option be less than the par value of a share of our stock. A SAR will confer on the grantee a right to receive, upon exercise, a payment of the excess of (i) the fair market value of one share of our stock on the date of exercise over (ii) the grant price of the SAR as determined by our Board of Directors. The grant price will be fixed at the fair market value of a share of stock on the date of grant. SARs granted in tandem with an outstanding Option following the grant date of such Option may have a grant price that is equal to the Option’s exercise price; provided, however, that the SAR’s grant price may not be less than the fair market value of a share of stock on the grant date of the SAR. The exercise price of Options and SARs granted during our initial public offering will be the price per share of common stock of the Company for the offering, as established by the Board of Directors.

Vesting of Options and SARs. Our Board of Directors will determine when an Option or SAR will become exercisable and will include such information in the award agreement.

Special Limitations on ISOs. In the case of a grant of an Option intended to qualify as an ISO to a grantee that owns more than ten percent of the total combined voting power of all classes of our outstanding stock, its parent or any of its subsidiaries (a “Ten Percent Shareholder”), the exercise price of the Option will not be less than 110 percent of the fair market value of a share of our stock on the grant date. Additionally, an Option will constitute an ISO only (i) if the grantee is an employee of the Company or a subsidiary of the Company, (ii) to the extent specifically provided in the related award agreement, and (iii) to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares of stock with respect to which all ISOs held by such grantee become exercisable for the first time during any calendar year (under the Omnibus Plan and all other plans of the grantee’s employer and its affiliates) does not exceed $100,000.

Exercise of Options and SARs. An Option may be exercised by the delivery to us of written notice of exercise and payment in full of the exercise price (plus the amount of any taxes which we may be required to withhold). The minimum number of shares with respect to which an Option may be exercised, in whole or in part, at any time will be the lesser of (i) the number set forth in the applicable award agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Our Board of Directors has the discretion to determine the method or methods by which a SAR may be exercised.

Expiration of Options and SARs. Options and SARs will expire at such time as our Board of Directors determines; provided, however that no Option may be exercised more than ten years from the date of grant, or in the case of an ISO held by a Ten Percent Shareholder, not more than five years from the date of grant.

Restricted Stock and Restricted Stock Units. At the time a grant of restricted stock or restricted stock units is made, our Board of Directors may, in its sole discretion, establish the applicable “restricted period” and prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives. Unless our Board of Directors otherwise provides in an award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. Our Board of Directors may provide that any such dividends paid must be reinvested in shares of stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such restricted stock. All distributions, if any, received by a grantee with respect to restricted stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction will be subject to the restrictions applicable to the original grant. Holders of restricted stock units will have no rights as shareholders of the Company. Our Board of Directors may provide that the holder of restricted stock units will be entitled to receive dividend equivalent rights, which may be deemed reinvested in additional restricted stock units.

The grantee will be required, to the extent required by applicable law, to purchase the restricted stock at a price equal to the greater of (i) the aggregate par value of the shares of stock represented by such restricted stock or (ii) the price, if any, specified in the award agreement relating to such restricted stock. If specified in the award agreement, the price may be deemed paid by services already rendered.

Performance Awards. The right of a grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by our Board of Directors. Our Board of Directors may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may, subject to certain limitations in the case of a performance award intended to qualify under Section 162(m), exercise its discretion to reduce the amounts payable under any award subject to performance conditions. Following the completion of the Transition Period, if and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m), will be exercised by the Compensation Committee and not our Board of Directors.

Following the completion of the Transition Period, we intend that performance awards granted to persons who are designated by the Compensation Committee as likely to be “Covered Employees” within the meaning of Section 162(m) and regulations thereunder will, if so designated by the Compensation Committee, constitute “qualified performance-based compensation” within the meaning of Section 162(m) and regulations thereunder. The grant, exercise and/or settlement of such performance award will be contingent upon achievement of pre-established performance goals which will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criterion. Performance goals will be objective and will otherwise meet the requirements of Section 162(m) and regulations thereunder.

One or more of the following business criteria for the Company will be used exclusively by the Compensation Committee in establishing performance goals for such awards: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre-or after-tax income (before or after allocation of corporate overhead and bonuses); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of, share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reduction in costs; cash flows or cash flows per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins; gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory performance; academic performance; student loan performance; implementation, completion or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel; and, prior to the completion of the Transition Period, to the extent permitted by applicable law, any other business criteria as determined by the Compensation Committee.

Other Stock-Based Awards. Our Board of Directors may, in its discretion, grant other stock-based awards, consisting of stock units or other awards, valued in whole or in part by reference to, or otherwise based upon, our common stock. The terms of such other stock-based awards will be set forth in the applicable award agreements.

Change in Control. Our Board of Directors may provide for actions that will be taken upon a change in control (as defined in the Omnibus Plan) of the Company, including but not limited to, alternative vesting, termination or assumption of awards.

Nontransferability of Awards. Generally, during the lifetime of a grantee, only the grantee may exercise rights under the Omnibus Plan and no award will be assignable or transferable other than by will or laws of descent and distribution. If authorized in the award agreement, a grantee may transfer, not for value, all or part of an award (other than an ISO) to certain family members (including trusts and foundations for the benefit thereof). Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by our Board of Directors.

Separation from Service. Our Board of Directors may provide in the applicable award agreements for actions that will be taken upon a grantee’s separation from service from the Company, including but not limited to, accelerated vesting or termination of awards.

Tax Withholding and Tax Offset Payments. We will have the right to deduct from payments of any kind otherwise due to a grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award or upon the issuance of any shares of stock upon the exercise of an Option or pursuant to an award.

Term of Plan. Unless earlier terminated by our Board of Directors, the authority to make grants under the Omnibus Plan will terminate on the date that is ten years after it is adopted by our Board of Directors.

Amendment and Termination. Our Board of Directors may, at any time and from time to time, amend, suspend, or terminate the Omnibus Plan as to any shares of stock as to which awards have not been made. An amendment will be contingent on approval of our shareholders to the extent stated by our Board of Directors, required by applicable law or required by applicable stock exchange listing requirements. No Awards will be made after termination of the Omnibus Plan. No amendment, suspension, or termination of the Omnibus Plan will, without the consent of the grantee, impair rights or obligations under any award theretofore awarded under the Omnibus Plan.

Federal Income Tax Consequences. The following is a summary of the general federal income tax consequences to the Company and to U.S. taxpayers of awards granted under the Omnibus Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

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NSOs and SARs. No taxable income is reportable when a NSO or SAR is granted. Upon exercise, generally, the recipient will have ordinary income equal to the fair market value of the underlying shares of stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be capital gain or loss to the recipient if the appropriate holding period under federal tax law is met for such treatment.

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ISOs. No taxable income is reportable when an ISO is granted or exercised (except for grantees who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the ISO is exercised). If the recipient exercises the ISO and then sells the underlying shares of stock more than two years after the grant date and more than one year after the exercise date, the excess of the sale price over the exercise price will be taxed as long-term capital gain or loss. If the recipient exercises the ISO and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the ISO.

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Restricted Stock and Restricted Stock Units. A recipient of restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, he or she elects to be taxed at that time. Instead, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares.

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Tax Effect for the Company. We generally will receive a tax deduction for any ordinary income recognized by a grantee in respect of an award under the Omnibus Plan (for example, upon the exercise of a NSO). In the case of ISOs that meet the holding period requirements described above, the grantee will not recognize ordinary income; therefore, we will not receive a deduction.

Plan Benefits. All awards to employees, officers, consultants or directors under the Omnibus Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Omnibus Plan are not determinable at this time. For further information regarding the potential benefits and amounts for participants in connection with the exchange program, see “Plan Benefits Relating to the Exchange Program.”

Summary of the 2012 Plan

The following is a summary of the material terms of the 2012 Plan upon its effectiveness on September 6, 2012 and is qualified in its entirety by reference to the 2012 Plan. A copy of the 2012 Plan is included as Appendix A.

Administration of the Plan. Our Board of Directors has such powers and authorities related to the administration of the 2012 Plan as are consistent with our corporate governance documents and applicable law. The Board of Directors has delegated administration of the 2012 Plan to the Compensation Committee.

Eligibility and Participation. Eligibility to participate in the 2012 Plan is limited to such employees, officers, directors, consultants and advisors of the Company, or of any affiliate, as our Board of Directors may determine and designate from time to time.

Shares Available for Awards. The maximum number of shares of Stock available for issuance under the Plan is 16,900,000, plus a number of shares equal to the number of shares subject to stock options granted under the Company’s 2006 Stock Option Plan or its Omnibus Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying such stock options or otherwise terminated without delivery of shares to the grantees (excluding any shares that are cancelled as a result of the exchange program.) 8,450,000 shares are available for issuance pursuant to Incentive Stock Options. Subject to adjustment as described below, the maximum number of each type of Award (other than cash-based Performance Awards) intended to constitute “performance-based compensation” under Section 162(m) granted to any Grantee in any thirty-six (36) month period shall not exceed the following: Options: 16,900,000; SARs: 16,900,000;

Restricted Stock: 10,140,000; Restricted Stock Units: 10,140,000 and other Stock-based Performance Awards: 8,450,000.

Any shares covered by an award that are forfeited, expired, cancelled, settled in cash, settled by issuance of fewer shares than the amount underlying the award, or otherwise terminated without delivery of shares to the grantee (excluding any shares that are cancelled as a result of the exchange program), will be available for future grants under the 2012 Plan. The number and class of shares available under the 2012 Plan and/or subject to outstanding awards may be equitably adjusted by our Board of Directors in the event of various changes in the capitalization of the Company.

Types of Award. The following types of awards are available for grant under the 2012 Plan: ISOs, non-qualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and other stock-based awards and cash awards.

Deferral Arrangements. Our Board of Directors may permit or require the deferral of any award payment into a deferred compensation arrangement.

Exercise Price of Options and SARs. The exercise price per share of an Option will in no event be less than 100% of the fair market value per share of our stock underlying the award on the grant date. In no case will the exercise price of any Option be less than the par value of a share of our stock. A SAR will confer on the grantee a right to receive, upon exercise, a payment of the excess of (i) the fair market value of one share of our stock on the date of exercise over (ii) the grant price of the SAR as determined by our Board of Directors. The grant price will be fixed at the fair market value of a share of stock on the date of grant. SARs granted in tandem with an outstanding Option following the grant date of such Option may have a grant price that is equal to the Option’s exercise price; provided, however, that the SAR’s grant price may not be less than the fair market value of a share of stock on the grant date of the SAR.

Vesting of Options and SARs. Our Board of Directors will determine when an Option or SAR will become exercisable and will include such information in the award agreement.

Special Limitations on ISOs. In the case of a grant of an Option intended to qualify as an ISO to a grantee that owns more than ten percent of the total combined voting power of all classes of our outstanding stock, its parent or any of its subsidiaries (a “Ten Percent Shareholder”), the exercise price of the Option will not be less than 110 percent of the fair market value of a share of our stock on the grant date. Additionally, an Option will constitute an ISO only (i) if the grantee is an employee of the Company or a subsidiary of the Company, (ii) to the extent specifically provided in the related award agreement, and (iii) to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares of stock with respect to which all ISOs held by such grantee become exercisable for the first time during any calendar year (under the 2012 Plan and all other plans of the grantee’s employer and its affiliates) does not exceed $100,000.

Exercise of Options and SARs. An Option may be exercised by the delivery to us of written notice of exercise and payment in full of the exercise price (plus the amount of any taxes which we may be required to withhold). The minimum number of shares with respect to which an Option may be exercised, in whole or in part, at any time will be the lesser of (i) the number set forth in the applicable award agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Our Board of Directors has the discretion to determine the method or methods by which a SAR may be exercised.

Expiration of Options and SARs. Options and SARs will expire at such time as our Board of Directors determines; provided, however that no Option may be exercised more than ten years from the date of grant, or in the case of an ISO held by a Ten Percent Shareholder, not more than five years from the date of grant.

Restricted Stock and Restricted Stock Units. At the time a grant of restricted stock or restricted stock units is made, our Board of Directors may, in its sole discretion, establish the applicable “restricted period” and prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives. Unless our Board of Directors otherwise provides in an award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. Our Board of Directors may provide that any such dividends paid must be reinvested in shares of stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such restricted stock. All distributions, if any, received by a grantee with respect to restricted stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction will be subject to the restrictions applicable to the original grant. Holders of restricted stock units will have no rights as shareholders of the Company. Our Board of Directors may provide that the holder of restricted stock units will be entitled to receive dividend equivalent rights, which may be deemed reinvested in additional restricted stock units.

The grantee will be required, to the extent required by applicable law, to purchase the restricted stock at a price equal to the greater of (i) the aggregate par value of the shares of stock represented by such restricted stock or (ii) the price, if any, specified in the award agreement relating to such restricted stock. If specified in the award agreement, the price may be deemed paid by services already rendered.

Performance Awards. The right of a grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by our Board of Directors. Our Board of Directors may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may, subject to certain limitations in the case of a performance award intended to qualify under Section 162(m), exercise its discretion to reduce the amounts payable under any award subject to performance conditions. Any power or authority relating to a performance award intended to qualify under Section 162(m) will be exercised by the Compensation Committee and not our Board of Directors.

We intend that performance awards granted to persons who are designated by the Compensation Committee as likely to be “Covered Employees” within the meaning of Section 162(m) and regulations thereunder will, if so designated by the Compensation Committee, constitute “qualified performance-based compensation” within the meaning of Section 162(m) and regulations thereunder. The grant, exercise and/or settlement of such performance award will be contingent upon achievement of pre-established performance goals which will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criterion. Performance goals will be objective and will otherwise meet the requirements of Section 162(m) and regulations thereunder.

One or more of the following business criteria for the Company will be used exclusively by the Compensation Committee in establishing performance goals for such awards: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre-or after-tax income (before or after allocation of corporate overhead and bonuses); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of, share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reduction in costs; cash flows or cash flows per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins; gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory performance; academic performance; student loan performance; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel.

Other Stock-Based Awards. Our Board of Directors may, in its discretion, grant other stock-based awards, consisting of stock units or other awards, valued in whole or in part by reference to, or otherwise based upon, our common stock. The terms of such other stock-based awards will be set forth in the applicable award agreements.

Change in Control. Our Board of Directors may provide for actions that will be taken upon a change in control (as defined in the 2012 Plan) of the Company, including but not limited to, alternative vesting, termination or assumption of awards.

Nontransferability of Awards. Generally, during the lifetime of a grantee, only the grantee may exercise rights under the 2012 Plan and no award will be assignable or transferable other than by will or laws of descent and distribution. If authorized in the award agreement, a grantee may transfer, not for value, all or part of an award (other than an ISO) to certain family members (including trusts and foundations for the benefit thereof). Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by our Board of Directors.

Separation from Service. Our Board of Directors may provide in the applicable award agreements for actions that will be taken upon a grantee’s separation from service from the Company, including but not limited to, accelerated vesting or termination of awards.

Tax Withholding and Tax Offset Payments. We will have the right to deduct from payments of any kind otherwise due to a grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award or upon the issuance of any shares of stock upon the exercise of an Option or pursuant to an award.

Term of Plan. Unless earlier terminated by our Board of Directors, the authority to make grants under the 2012 Plan will terminate on the date that is ten years after it is adopted by our Board of Directors.

Amendment and Termination. Our Board of Directors may, at any time and from time to time, amend, suspend, or terminate the 2012 Plan as to any shares of stock as to which awards have not been made. An amendment will be contingent on approval of our shareholders to the extent stated by our Board of Directors, required by applicable law or required by applicable stock exchange listing requirements. No Awards will be made after termination of the 2012 Plan. No amendment, suspension, or termination of the 2012 Plan will, without the consent of the grantee, impair rights or obligations under any award theretofore awarded under the 2012 Plan.

Federal Income Tax Consequences. The following is a summary of the general federal income tax consequences to the Company and to U.S. taxpayers of awards granted under the 2012 Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

•

NSOs and SARs. No taxable income is reportable when a NSO or SAR is granted. Upon exercise, generally, the recipient will have ordinary income equal to the fair market value of the underlying shares of stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be capital gain or loss to the recipient if the appropriate holding period under federal tax law is met for such treatment.

•

ISOs. No taxable income is reportable when an ISO is granted or exercised (except for grantees who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the ISO is exercised). If the recipient exercises the ISO and then sells the underlying shares of stock more than two years after the grant date and more than one year after the exercise date, the excess of the sale price over the exercise price will be taxed as long-term capital gain or loss. If the recipient exercises the ISO and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the ISO.

•

Restricted Stock and Restricted Stock Units. A recipient of restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, he or she elects to be taxed at that time. Instead, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares.

•

Tax Effect for the Company. We generally will receive a tax deduction for any ordinary income recognized by a grantee in respect of an award under the 2012 Plan (for example, upon the exercise of a NSO). In the case of ISOs that meet the holding period requirements described above, the grantee will not recognize ordinary income; therefore, we will not receive a deduction.

New Plan Benefits. All awards to employees, officers, consultants or directors under the 2012 Plan will be made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2012 Plan are not determinable at this time. For further information regarding the potential benefits and amounts for participants in connection with the exchange program, see “Plan Benefits Relating to the Exchange Program.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our equity securities as of June 30, 2012 by each person who is known by us to beneficially own more than five percent of our equity securities, by each of our directors, by each of our Chief Executive Officer, our President and Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our named executive officers (the “Named Executive Officers”), and by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Owned	Percentage of Outstanding Shares Owned
Providence Equity Funds(2)	40,876,413	32.8%
GS Limited Partnerships(3)(4)	40,847,599	32.8%
Goldman Sachs EDMC Investors, L.P.(4)	7,157,920	5.8%
GS Private Equity Partners Funds(5)	6,263,174	5.0%
Leeds Equity Partners(6)	9,902,163	8.0%
Mick J. Beekhuizen(4)(5)(7)	48,021,699	38.6%
Samuel C. Cowley(7)	14,374	*
Danny D. Finuf(8)	84,231	*
Adrian M. Jones(4)(5)(7)	48,022,687	38.6%
Jeffrey T. Leeds(6)(7)	9,917,323	8.0%
John M. Mazzoni(9)	236,014	*
John R. McKernan, Jr.(10)	843,197	*
Leo F. Mullin(7)	63,711	*
Todd S. Nelson(11)	2,411,620	1.9%
Paul J. Salem(2)(7)	40,864,767	32.8%
John T. South, III(12)	368,347	*
Edward H. West(13)	707,930	*
Peter O. Wilde(2)(7)	40,864,767	32.8%
Joseph R. Wright(7)	8,769	*
All executive officers and directors as a group (19 persons)(14)	103,855,652	81.1%

*	Less than 1%.
(1)	The address of each listed shareholder, unless otherwise noted, is c/o Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.
(2)

Consists of (i) 32,317,772 shares of common stock held by Providence Equity Partners V L.P. (“PEP V”), whose general partner is Providence Equity GP V L.P., whose general partner is Providence Equity Partners V L.L.C. (“PEP V LLC”); (ii) 5,104,728 shares of common stock held by Providence Equity Partners V-A L.P. (“PEP V-A”), whose general partner is Providence Equity GP V L.P., whose general partner is PEP V LLC; (iii) 2,675,590 shares of common stock held by Providence Equity Partners IV L.P. (“PEP IV”), whose general partner is Providence Equity GP IV L.P., whose general partner is Providence Equity Partners IV L.L.C. (“PEP IV LLC”), (iv) 8,629 shares of common stock held by Providence Equity Operating Partners IV L.P. (“PEOP IV” and collectively with PEP IV, PEP V and PEP V-A, the “Providence Equity Funds”) whose general partner is Providence Equity GP IV L.P., whose general partner is PEP IV LLC, (v) 740,880 shares of common stock owned by PEP EDMC L.L.C., and (vi) 28,814 shares owned by Providence Equity Partners L.L.C. PEP V LLC may be deemed to share beneficial ownership of the shares owned by PEP V and PEP V-A. PEP V LLC disclaims this beneficial ownership. PEP IV LLC may be deemed to share the beneficial ownership of PEP IV and PEOP IV. PEP IV LLC disclaims this beneficial ownership. Mr. Salem is a member of PEP V LLC and PEP IV LLC and may also be deemed to possess indirect beneficial ownership of the securities owned by the Providence Equity Funds, but disclaims such beneficial ownership due to a Nominee Agreement with Providence Equity Partners L.L.C. PEP EDMC L.L.C. may be deemed to share beneficial ownership with PEP V, PEP V-A,

PEP IV and PEOP IV. PEP EDMC L.L.C. disclaims this beneficial ownership. Mr. Wilde is a limited partner of Providence Equity GP IV L.P. and Providence Equity Partners GP V L.P. and disclaims beneficial ownership of any securities owned by such limited partnerships due to a Nominee Agreement with Providence Equity Partners L.L.C. The address of Mr. Salem, Mr. Wilde and each of the entities listed in this footnote is c/o Providence Equity Partners Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.
(3)	Consists of 21,118,597 shares owned by GS Capital Partners V Fund, L.P., 10,908,983 shares owned by GS Capital Partners V Offshore Fund, L.P., 7,241,855 shares owned by GS Capital Partners V Institutional, L.P., 837,284 shares owned by GS Capital Partners V GmbH & Co. KG, and 740,880 shares owned by GSCP V EDMC Holdings, L.P. (collectively, the “Goldman Sachs Capital Partners Funds”).
(4)	The Goldman Sachs Group, Inc. and certain affiliates, including Goldman, Sachs & Co., may be deemed to directly or indirectly own the 48,005,519 shares of common stock which are collectively owned directly or indirectly by the Goldman Sachs Capital Partners Funds and Goldman Sachs EDMC Investors, L.P., of which affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Capital Partner Funds and Goldman Sachs EDMC Investors, L.P. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Capital Partner Funds and Goldman Sachs EDMC Investors, L.P. share voting power and investment power with certain of their respective affiliates. Adrian M. Jones is a managing director of Goldman, Sachs & Co. and Mick J. Beekhuizen is a managing director in the Merchant Banking Division of Goldman Sachs & Co. Each of Mr. Jones, Mr. Beekhuizen, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Capital Partners Funds and Goldman Sachs EDMC Investors, L.P., except to the extent of their pecuniary interest therein, if any. The address of the Goldman Sachs Capital Partner Funds, The Goldman Sachs Group, Inc., Goldman, Sachs & Co., Mr. Beekhuizen and Mr. Jones is 85 Broad Street, 10th Floor, New York, New York 10004.
(5)	Consists of 1,914,410 shares owned by GS Private Equity Partners 2000, L.P., 673,853 shares owned by GS Private Equity Partners 2000 Offshore Holdings, L.P., 743,493 shares owned by GS Private Equity Partners 2000 — Direct Investment Fund, L.P., 266,883 shares owned by GS Private Equity Partners 2002, L.P., 1,027,938 shares owned by GS Private Equity Partners 2002 Offshore Holdings, L.P., 231,963 shares owned by GS Private Equity Partners 2002 — Direct Investment Fund, L.P., 118,014 shares owned by GS Private Equity Partners 2002 Employee Fund, L.P., 83,004 shares owned by Goldman Sachs Private Equity Partners 2004, L.P., 539,998 shares owned by Goldman Sachs Private Equity Partners 2004 Offshore Holdings, L.P., 154,772 shares owned by Multi-Strategy Holdings, L.P., 372,983 shares owned by Goldman Sachs Private Equity Partners 2004 — Direct Investment Fund, L.P. and 135,863 shares owned by Goldman Sachs Private Equity Partners 2004 Employee Fund, L.P. (collectively, the “GS Private Equity Partners Funds”). The Goldman Sachs Group, Inc., and certain of its affiliates, including Goldman Sachs Asset Management, L.P., may be deemed to directly or indirectly own the shares of common stock which are owned by the GS Private Equity Partners Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. are the general partner, managing limited partner or the managing partner. Goldman Sachs Asset Management, L.P. is the investment manager for certain of the GS Private Equity Partners Funds. Goldman Sachs Asset Management, L.P. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman Sachs Asset Management, L.P. and the GS Private Equity Partners Funds share voting power and investment power with certain of their respective affiliates. Each of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. disclaims beneficial ownership of the common shares owned directly or indirectly by the GS Private Equity Partners Funds except to the extent of their pecuniary interest therein, if any. The address of Goldman Sachs Asset Management, L.P. and the GS Private Equity Partner Funds is 32 Old Slip, 9th Floor, New York, New York 10004.
(6)	Consists of 9,299,234 shares owned by Leeds Equity Partners IV, L.P., 583,679 shares owned by Leeds Equity Partners IV Co-Investment Fund A, L.P., and 19,250 shares owned by Leeds Equity Partners IV

Co-Investment Fund B, L.P. (collectively, the “Leeds Equity Partners IV Funds”). The general partner of the Leeds Equity Partners IV Funds is Leeds Equity Associates IV, L.L.C. Jeffrey T. Leeds, a Director of the Company, is the Managing Member of Leeds Equity Associates IV, L.L.C. Mr. Leeds disclaims beneficial ownership of any securities owned by the Leeds Equity Partners IV Funds except to the extent of any pecuniary interest therein. The address of the Leeds Equity Partners IV Funds, Leeds Equity Associates IV, L.L.C. and Mr. Leeds is 350 Park Avenue, 23rd Floor, New York, New York 10022.
(7)	Includes restricted shares, shares of common stock initially issued as restricted stock for which the restrictions have lapsed and, for directors other than Messrs. Salem and Wilde, shares of common stock issued to the director in lieu of a cash retainer, if the director chose to receive his retainer in the form of shares of common stock instead of cash, in each case issued as compensation for serving as a director. Messrs. Salem and Wilde each hold 2,761 restricted shares for the benefit of the Providence Equity Funds and disclaim beneficial ownership of such shares. Mr. Beekhuizen holds 13,419 shares of common stock and 2,761 restricted shares for the benefit of The Goldman Sachs Group, Inc. and disclaims beneficial ownership of such shares. Mr. Jones holds 14,407 shares of common stock and 2,761 restricted shares for the benefit of The Goldman Sachs Group, Inc. and disclaims beneficial ownership of such shares.
(8)	Includes 77,521 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.
(9)	Includes 200,225 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.
(10)	Includes 574,775 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.
(11)	Includes 813,400 shares of common stock held by a limited liability company of which Mr. Nelson is the manager and over which shares Mr. Nelson exercises voting and investment control. The limited liability company is owned by an irrevocable trust that has an independent trustee and is for the benefit of Mr. Nelson’s spouse and children. Also includes 1,598,220 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.
(12)	Includes 111,685 shares of common stock held in a grantor retained annuity trust of which Mr. South’s spouse is the trustee and 144,662 shares of common stock receivable upon the exercise of options that are exercisable with 60 days of the date of the table set forth above.
(13)	Includes 663,193 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.
(14)	Includes 3,510,562 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2012

The following table sets forth information concerning the compensation earned by the non-employee directors for the fiscal year ended June 30, 2012. Directors who are also employees of the Company do not receive any consideration for their service on the Board. A discussion of the elements of non-employee director compensation follows the table.

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Mick J. Beekhuizen	$50,500	$55,000	$105,500
Samuel C. Cowley	50,500	55,000	105,500
Adrian M. Jones	50,500	55,000	105,500
Jeffrey T. Leeds	50,500	55,000	105,500
John R. McKernan, Jr.(3)	16,667	—	16,667
Leo F. Mullin	60,500	55,000	105,500
Paul J. Salem	50,500	55,000	105,500
Peter O. Wilde	47,500	55,000	112,500
Joseph R. Wright	49,000	55,000	104,000

(1)	Represents the amount of cash compensation earned by each non-employee director in fiscal 2012, including an annual retainer which all directors except for Mr. Leeds elected to receive in shares of our common stock.
(2)	Represents the grant date fair value of the annual grant of restricted shares of our common stock made to each non-employee director in fiscal 2012. As of June 29, 2012, all directors other than Messrs. McKernan and Nelson held 2,761 restricted shares of our common stock. The restrictions on the directors’ restricted shares will lapse on October 28, 2012.
(3)	Mr. McKernan’s employment agreement expired on June 1, 2012, at which point he became a non-employee director and received a pro rata portion of the annual $40,000 retainer paid to non-employee directors at the time of the Company’s annual shareholders’ meeting.

Pursuant to a compensation plan we adopted effective as of the effectiveness of our initial public offering in October 2009, all non-employee directors receive an annual retainer of $40,000 and a fee of $1,500 for each meeting they attend. The annual retainer is payable at the director’s option either 100% in cash or 100% in shares of our common stock. In addition, our non-employee directors receive an annual restricted share award with a grant date fair market value of $55,000, which vests on the first anniversary of the grant date. The non-management chair of the Audit Committee receives an additional $10,000 fee payable at his or her option either 100% in cash or 100% in shares of our common stock. No separate committee meeting fees are paid.

All directors are reimbursed for reasonable travel and lodging expenses incurred by them in connection with attending Board and committee meetings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Information Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Information Statement for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Members

of the Compensation Committee,

Mr. Jeffrey T. Leeds

Mr. Adrian M. Jones, Chairman

Mr. Peter O. Wilde

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Representatives from Providence Equity Partners and Goldman Sachs Capital Partners (together, the “Principal Shareholders”) negotiated compensation arrangements with our Chief Executive Officer, our President and Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our Named Executive Officers, and the overall amounts and mix of compensation paid to these executive officers reflects negotiations between these executive officers and the Principal Shareholders.

Compensation Objectives

Our executive compensation program is intended to meet four principal objectives:

•	to provide competitive compensation packages to attract and retain superior executive talent;

•	to reward successful performance by the executive and the Company by linking a significant portion of compensation to our financial and business results;

•	to align the compensation of executives with academic achievement and successful outcomes by students attending our schools; and

•	to further align the interests of executive officers with those of our shareholders by providing long-term equity compensation and meaningful equity ownership.

To meet these objectives, our compensation program balances short-term and long-term performance goals and mixes fixed and at-risk compensation that is directly related to shareholder value and overall performance.

Our compensation program for senior executives is designed to reward Company and individual performance. The compensation program is intended to reinforce the importance of performance and accountability at various operational levels, and therefore a significant portion of total compensation is in both cash and stock-based compensation incentives that reward performance as measured against established goals. Each element of our compensation program is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program. For our executive officers, we look at each individual’s contributions to our overall results, results of students attending our schools and our operating and financial performance compared with the targeted goals.

Mix of Compensation Elements

Our executive compensation during fiscal 2012 consisted of base salary, cash bonuses, grants under long-term incentive plans, benefits and perquisites. We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Similarly, compensation decisions regarding one compensation component do not directly affect decisions regarding other compensation elements. For example, an increase to the base salary of a Named Executive Officer does not require a formulaic decrease to another element of the executive’s compensation. Instead, we have determined subjectively on a case-by-case basis the appropriate level and mix of the various compensation components.

We believe that together all of our compensation components provide a balanced mix of base compensation and compensation that is contingent upon each executive officer’s individual performance and our overall performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through incentive compensation to achieve business objectives and create shareholder value. We believe that each of our compensation components is critical in achieving this goal. Base salaries provide executives with a base level of monthly income and security. Annual cash bonuses motivate executives to drive our financial performance. Long-term equity incentive awards link the interests of our executives with our shareholders, which motivates our executives to create shareholder value. In addition, we want to ensure that our compensation programs are appropriately designed to encourage executive officer retention, which is accomplished through all of our compensation elements.

Base Salary

We determine base salaries for all of our Named Executive Officers by reviewing the individual’s performance, the value each Named Executive Officer brings to us and general labor market conditions. Elements of individual performance considered, among others, without any specific weighting given to each element, were business-related accomplishments during the year, difficulty and scope of responsibilities, effective leadership, motivation, communication, experience, expected future contributions to the Company, future potential, difficulty of replacement and accountability within the Company. While base salary provides a base level of compensation intended to be competitive with the external market, the base salary for each Named Executive Officer is determined on a subjective basis after consideration of these factors and is not based on target percentiles or other formal criteria. No element of compensation for our Named Executive Officers was set or adjusted based on compensation data regarding the compensation practices of other companies.

The base salaries of Named Executive Officers are reviewed on an annual basis, and any annual increase is the result of an evaluation of the Company and of the individual Named Executive Officer’s performance for the period. An increase or decrease in base pay may also result from a promotion or other significant change in a Named Executive Officer’s responsibilities during the year. In fiscal 2012, our Compensation Committee reviewed the relative internal compensation relationships among the Named Executive Officers, based principally on each executive’s level of responsibilities, individual performance and future potential. The raise approved for our executive officers in fiscal 2012 ranged from 2.7% to 4%. While the Board of Directors monitors these pay relationships, it does not target any specific pay ratios.

Cash Bonuses

We provide annual incentives to our executive officers and other key employees in the form of cash bonuses to align executive officer pay with overall company financial performance and to promote achievement of both corporate and individual performance goals. These bonuses are granted pursuant to our management incentive compensation plan (the “MICP”), which provides that bonuses are to be paid based on the attainment of specified goals and objectives. The Compensation Committee established target bonuses as a percentage of each eligible employee’s annual salary for fiscal 2012. For our executive officers, these target bonus percentages are based on their respective employment agreements and any adjustments recommended by our Chief Executive Officer for other executive officers which were approved by the Compensation Committee. The terms of the employment agreements with our Named Executive Officers, including the target bonus percentages under the MICP, were the product of extensive negotiations with the Principal Shareholders. For fiscal 2012, the target percentages of base salary for each of our Named Executive Officers were as follows: Messrs. Nelson and West 125%, Messrs. Mazzoni and Finuf 100%, and Mr. South 80%.

At the end of the fiscal year, the Compensation Committee considers and, where it deems appropriate, approves adjustments to financial results under generally accepted accounting principles for unusual events and revisions to our operating plan which may occur during the fiscal year for purposes of computing the percentage by which a target is satisfied.

For fiscal 2012, annual incentive payments under the MICP were based on earnings targets, which for the Company on an overall basis are calculated based on EBITDA, as adjusted to exclude amounts expensed in connection with fiscal 2012 MICP awards and other items approved by the Compensation Committee. The specific financial results used to determine payments to participants in the MICP depend on the position within our organization held by each participant. In fiscal 2012, these positions and the related allocations were as follows:

Position Classification	Results Used for MICP Calculation
Executive officers not responsible for an education system or online higher education	100% from our overall Company results
Executive officers responsible for an education system or EDMC Online Higher Education	75% from the applicable education system and 25% from our overall Company results
Group Vice Presidents responsible for a region within an education system	75% from applicable region results and 25% from applicable education system results
Group Vice Presidents at EDMC Online Higher Education	100% from EDMC Online Higher Education results
All other participants	100% from our overall Company results

We believe that the full payout based on financial targets in any given year should not be easily achievable and typically would not be achieved in every case. This uncertainty ensures that any payments under the MICP are truly performance-based for our non-campus based employees, consistent with the plan’s objectives. We also recognize that the likelihood of achieving either level of performance for any given year may be different, and we believe that the bonus amount paid should be appropriate for the performance level achieved for our non-campus based employees.

We establish a minimum level or levels of performance compared to any applicable targets for the year, results below which will not support payments under the MICP. For fiscal 2012, the minimum level of Company, education system or regional performance, as applicable, was 50% of the specified earnings target for the fiscal year. That is, if the Company (or applicable education system or region) did not achieve MICP earnings (as calculated for this purpose) equal to at least 50% of the pre-established target, such performance will not result in payment under the MICP. If annual earnings are greater than 50% of the target, but still lower than the target, each individual participant’s MICP payment is discounted for the percentage below his or her target payment for each percent that the actual MICP earnings did not meet earnings target for the year. If actual fiscal 2012 MICP earnings exceeded the applicable earnings target for the year, each individual participant’s MICP payment would increase by the percentage by which actual MICP earnings exceed the earnings target, provided that a participant’s bonus under the MICP may not exceed 150% of his or her target bonus, subject to discretionary adjustments by the Compensation Committee, as described below.

The adjustments to EBITDA for MICP expense and certain other one-time items approved by the Compensation Committee when computing the fiscal 2012 MICP earnings target for the Company on an overall basis were as follows (dollars in millions):

EBITDA	$(1,260.5)
Goodwill and intangible asset impairment	1,746.8
Loss on extinguishment of debt	9.5
Restructuring expense	2.5
Lease termination expense	11.6
MICP expense	22.7

Total MICP Earnings	$532.6

Total MICP earnings represented 82.2% of fiscal 2012 planned EBITDA adjusted for planned MICP expense of $647.9 million. The results for each of our education systems and EDMC Online Higher Education after adjustment for MICP expense and certain other one-time items approved by the Compensation Committee were as follows: The Art Institutes — 93.4%; Argosy University — 68.5%; Brown Mackie Colleges — 75.6%; South University — 88.7%; and OHE — 50.5%. Due to the lack of an adjustment factor in fiscal 2012, we used actual MICP earnings percentage as a percentage of plan when computing MICP payments to employees.

The bonuses paid to our Named Executive Officers in fiscal 2011 under the MICP were as follows:

•

Corporate Executives. The bonuses paid to Messrs. Nelson and West were based on our overall financial results, because neither executive is responsible for a specific education system. Accordingly, the bonuses paid to each executive were as follows:

	Nelson	West
Fiscal 2012 Salary	$661,117	$568,007
MICP Bonus Percentage	125%	125%

Adjusted Salary	826,396	710,009
MICP Earnings as a Percentage of Plan	82.2%	82.2%

	$679,298	$583,627

•

Danny D. Finuf. As the President of the Brown Mackie Colleges education system, Mr. Finuf receives 75% of his bonus based on the financial results of Brown Mackie Colleges and 25% based on our overall Company results. Mr. Finuf’s bonus calculation under each of these metrics was as follows:

	EDMC	Brown Mackie Colleges
Fiscal 2012 Salary	$377,477	$377,477
Result Weight	25%	75%

	94,369	283,108
MICP Bonus Percentage	100%	100%

Bonus Target Amount	94,369	283,108
MICP Earnings as a Percentage of Plan	82.2%	75.6%

	$77,572	$214,029

Accordingly, Mr. Finuf received a bonus of $291,601 based on our fiscal 2012 MICP.

•

John M. Mazzoni. As the President of The Art Institutes education system, Mr. Mazzoni receives 75% of his bonus based on the financial results of The Art Institutes and 25% based on our overall Company results. Mr. Mazzoni’s bonus calculation under each of these metrics was as follows:

	EDMC	The Art Institutes
Fiscal 2012 Salary	392,819	392,819
Result Weight	25%	75%

	98,205	294,614
MICP Bonus Percentage	100%	100%

Bonus Target Amount	98,205	294,614
MICP Earnings as a Percentage of Plan	82.2%	93.4%

	80,724	275,170

Accordingly, Mr. Mazzoni received a bonus of $355,894 based on our fiscal 2012 MICP.

•

John T. South, III. As Chancellor of South University, Mr. South receives 75% of his bonus based on the financial results of South University and 25% based on our overall company results. Mr. South’s bonus calculation under each of these metrics was as follows:

	EDMC	South University
Fiscal 2012 Salary	353,243	353,243
Result Weight	25%	75%

	88,311	264,932
MICP Bonus Percentage	80%	80%

Bonus Target Amount	70,649	211,946
MICP Earnings as a Percentage of Plan	82.2%	88.7%

	58,073	187,996

Accordingly, Mr. South received a bonus of $246,069 based on our fiscal 2012 MICP.

The Compensation Committee has the discretion to increase or decrease a bonus computed under the terms of the MICP by up to 20% of the amount otherwise payable under the plan. The Compensation Committee awards discretionary increases or decreases to bonuses based on the overall performance of each employee, including an employee’s contributions to the Company and any superior or noteworthy efforts or leadership by an employee, as well as other factors. The Compensation Committee did not award any discretionary adjustments to MICP participants in fiscal 2012.

Long-Term Incentive Plans

Our Compensation Committee believes that equity-based compensation awards foster and promote our long-term financial success by linking the interests of our executive management team with our shareholders. The Compensation Committee also believes that increasing the personal equity stake of our executive officers in our continued success and growth can potentially materially increase shareholder value. Equity-based compensation awards also enable us to attract and retain the services of an outstanding management team, upon which the success of our operations are largely dependent. Options to purchase our common stock are the primary equity compensation vehicle we utilize, as the Compensation Committee believes the award of options align the interests of these individuals with the interests of our shareholders and our growth in real value over the long-term, as the benefits of these awards are enhanced with an appreciation of the price of our common stock.

Omnibus Long-Term Incentive Plan. In April 2009, our Board of Directors adopted the Education Management Corporation Omnibus Long-Term Incentive Plan, which we refer to as the Omnibus Plan. The Omnibus Plan was designed to allow us to administer all future stock and other equity-based awards under a single plan to increase the efficiency and effectiveness of our long-term incentive programs, reduce administrative and regulatory costs, and allow greater transparency with respect to our equity compensation practices. Grants under the Omnibus Plan are also designed to motivate our executives to:

•	act in a manner that benefits the Company’s long-term performance;

•	further align their interests with that of other shareholders;

•	focus on return on capital; and

•	remain with the Company long-term.

Under the Omnibus Plan, we have available to us forms of equity awards that were not previously available under our 2006 Stock Option Plan or LTIC Plan described below. These other awards include SARs, restricted stock and restricted stock units (“RSUs”). In addition to stock options, which we have granted in the past, these types of long-term incentive awards were selected to provide the flexibility to create a program that addresses different aspects of long-term performance — stock price appreciation and solid financial performance. In general, stock options and SARs provide actual economic value to the holder if the price of our stock has increased from the grant date at the time the option or SAR, as applicable, is exercised. In contrast, restricted stock and RSUs generally convert to shares when they vest, so they will have a gross value at that time equal to the then-current market value. While stock options and SARs motivate executive officers by allowing them to benefit from upside stock appreciation, restricted stock and RSUs assist the Company in retaining executive officers because they will have value even if our stock price declines or stays flat.

Based on the 2010 recommendation of Towers Watson in its role as independent compensation consultant to the Company, the Compensation Committee adopted a policy to target the following percentages of long-term incentive compensation awards based on its study of general industry peer companies:

Executive Officers — 75th Percentile

Key Operational Roles — 60th Percentile

Other Option Eligible Employees — 50th Percentile

The Compensation Committee approved grants of 2,364,510 options during fiscal 2012. The options vest over a four-year period and have a weighted average exercise price of $20.94 per share. The options also vest upon the occurrence of a change in control as defined under the Omnibus Plan as any of the following occurrences, subject to certain exceptions:

•

Any individual, entity or group becomes the beneficial owner of 30% or more of either (A) our outstanding shares of common stock or (B) the combined voting power of the outstanding shares of securities entitled to vote generally in the election of directors, provided that acquisitions of stock from us, by us, by an employee benefit plan we sponsor, or by the Sponsors other than in connection with a going private transaction will not constitute a change in control;

•	Incumbent Board members (including directors elected subsequently with the vote of the majority of our shareholders) cease to constitute at least a majority of our Board;

•

Consummation of a business combination or reorganization except where our shareholders own more than 50% of the outstanding ownership interests in the resulting entity after the consummation of the business combination or reorganization; or

•	Approval by our shareholders of a complete liquidation or dissolution.

The Named Executive Officers received option grants to purchase the following number of shares of common stock during fiscal 2012: Mr. Nelson 325,000; Mr. West 300,000; each of Messrs. Finuf and Mazzoni

70,000 and Mr. South 60,000. The individual grant sizes were determined by the Compensation Committee. The Compensation Committee used time-based options because they offer a retentive feature that satisfies an important program objective by providing continuity through business cycles as well as smoothing payout volatility. Time-based options also provide further alignment with shareholders through increased ownership levels.

2006 Stock Option Plan. We adopted the 2006 Stock Option Plan in connection with the Transaction. Under the 2006 Stock Option Plan, certain management and key employees of the Company were granted a combination of time-based options and performance-based options to purchase common stock issued by us. Time-based options generally vest ratably over a five-year period on the anniversary of the date of the grant. Time-based options generally vest upon a change of control, subject to certain conditions, and both time-based and performance-based options expire ten years from the date of grant. A change of control would occur upon any transaction or occurrence immediately following as a result of which certain private equity funds affiliated with the Principal Shareholders, in the aggregate, cease to beneficially own securities of EDMC representing a majority of the outstanding voting power entitled to vote for the election of directors.

When issued, performance-based options vest upon the attainment of specified returns on invested capital in EDMC by the private equity funds affiliated with the Principal Shareholders that invested in EDMC in connection with the Transaction. During fiscal 2011, the Board of Directors approved an amendment to the terms of all outstanding performance-based options, including those held by the Named Executive Officers, to provide that a percentage of the options will vest upon a sale of shares by the Principal Shareholders based on the greater of (i) the cumulative number of shares sold by the Principal Shareholders as a percentage of all shares purchased by the Principal Shareholders in connection with the Transaction, and (ii) the attainment of the specified returns on invested capital in EDMC by the Principal Shareholders as previously provided by the performance-based options. More specifically, vesting provisions based on specified returns to the Principal Shareholders generally provide that the options vest in 20% increments upon the Principal Shareholders’ realizing, through one or more “Realization Events,” multiples of their invested capital of two, two and a half, three, three and a half, and four. A minimum realized return multiple of two is required for any of the options to vest and all options vest if a return multiple of four is realized. For these purposes a “Realization Event” is any event or transaction (i) in which the Principal Shareholders receive cash or marketable securities in respect of their interest in shares of our common stock, including by means of a sale, exchange or other disposition of their interests in shares of our common stock (other than transfers by members of the Principal Shareholders to or among their respective affiliates) or dividends or other distributions from the Company to its shareholders or (ii) the first day after (a) the Principal Shareholders cease to own in the aggregate at least 30% of our outstanding voting securities, measured by voting power, and (b) the Principal Shareholders have, in the aggregate, disposed of at least 70% of their shares and have received cash or marketable securities for such shares. We granted these performance-based options to align even more closely the interests of our employees with those of our shareholders by tying the vesting of those options to the realization of target equity values by the Principal Shareholders. Because these options will not vest unless the Principal Shareholders sell the shares of common stock they received in connection with their original investment, this drives our Named Executive Officers to increase our financial performance and stock value and liquidity, which benefits all of our shareholders, not just the Principal Shareholders.

Performance-based options also ensure both shareholder alignment and focus on business priorities, by clearly communicating what is most important in driving business performance and ultimately creating shareholder value. We believe that a performance-based option program focusing on the sale of shares by the Principal Shareholders creates specific alignment with objectives for growth, profitability and shareholder value. As a private company, we subjectively allocated the number of time-based and performance-based option grants to our Named Executive Officers in amounts that we believed would both retain the Named Executive Officers as well as motivate them to drive our financial performance.

As a result of our adoption of the Omnibus Plan, the 2006 Stock Option Plan was frozen such that no further awards will be made under the plan. However, those shares subject to stock options granted under the 2006 Stock

Option Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying such stock options or otherwise terminated without delivery of shares to the grantees, as well as those shares which were reserved for issuance but not granted under the 2006 Option Plan, are available for issuance under the Omnibus Plan. Awards that are outstanding under the 2006 Stock Option Plan are administered under the terms of the 2006 Stock Option Plan. The adoption of the 2012 Plan will have a similar effect on the Omnibus Plan and shares reserved for issuance under the Omnibus Plan as described above under the heading “—Omnibus Long-Term Incentive Plan.”

Long-Term Incentive Compensation Plan. We adopted a Long-Term Incentive Compensation Plan (“LTIC Plan”) in December 2006. We implemented the LTIC Plan principally to serve as another tool to align the interests of our employees with the interests of our shareholders by motivating them to increase share value by giving them the opportunity to benefit if our stock price rises, which increased share value is also the primary interest of our shareholders. Pursuant to the terms of the LTIC Plan, a bonus pool will be created after the occurrence of a “Realization Event” based on returns to the Principal Shareholders in excess of their initial investment. The size of the bonus pool can generally range from $2 million to $21 million, based on the Principal Shareholders realizing from two times their initial investment to four times their initial investment, provided that if the return realized by the Principal Shareholders exceeds four times their initial investment, the bonus pool will equal the product of 0.0075 and the aggregate proceeds in excess of the total capital invested in shares of our common stock by all EDMC shareholders. The amount of the bonus pool that an employee will be entitled to receive will be determined by multiplying the amount of the bonus pool by a fraction, the numerator of which is the total number of units held by the employee and the denominator of which is 1,000,000. Payments by us to the LTIC Plan will be in cash or, at the election of our Board of Directors, shares of our common stock. For purposes of the LTIC Plan, a “Realization Event” is the first day after (a) certain private equity funds affiliated with the Principal Shareholders cease to own in the aggregate at least 30% of our outstanding voting securities, measured by voting power, and (b) the Principal Shareholders have, in the aggregate, disposed of at least 70% of their shares and have received cash or marketable securities for such shares. None of our executive officers participated in the LTIC Plan during fiscal 2012.

Equity Compensation Plan Information

The following table sets forth information about our equity compensation plans as of June 30, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Plans approved by shareholders(1)	12,321,196	(2)	$14.83	(3)	1,663,710
Plans not approved by shareholders	—		—		—

Total	12,321,196		$14.83		1,663,710

(1)	Consists of the Omnibus Plan, 2006 Stock Option Plan and LTIC Plan.
(2)	In addition to shares issuable upon the exercise of stock options outstanding under the Omnibus Plan and 2006 Stock Option Plan, also includes 54,219 shares issuable upon the settlement of units under the LTIC Plan, assuming the occurrence of a “Realization Event” in which returns to the Principal Shareholders equals two times their initial investment and based on our stock price of $6.95 at June 29, 2012. The units may be settled in cash or, at the election of our Board of Directors, shares of our common stock.
(3)	Units under the LTIC Plan do not have an exercise price and therefore were not included for purposes of computing the weighted-average exercise price.

Benefits and Perquisites

We offer a variety of health and welfare programs to all eligible employees, including the Named Executive Officers. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees, including medical and dental care coverage, life insurance coverage, short-and long-term disability and a 401(k) plan. In addition, we maintain a nonqualified deferred compensation plan that is available to all key executives, officers and certain other employees. For a description of the terms of this plan, as well as information about the account balances held by each of the Named Executive Officers, see “Nonqualified Deferred Compensation” below.

We also offer to certain executives limited perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The perquisites provided to the Named Executive Officers include reimbursement of relocation expenses and related tax gross-ups and are quantified in the Summary Compensation Table below.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers for the fiscal years ended June 30, 2012, 2011 and 2010, except for certain incentive compensation with respect to fiscal year, which will be determined during the first quarter of our 2013 fiscal year, subsequent to the date of this Information Statement.

Name and Principal Position(1)	Fiscal Year	Salary	Bonus(2)	Stock Awards	Options Awards(3)		Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Todd S. Nelson	2012	$680,677	$—	$—	$3,084,250		$679,298	$—	$34,339	$4,478,564
Chief Executive Officer	2011 2010	630,047 607,464	178,629 210,266	— —	11,449,979 1,901,323	(5)	893,142 1,051,331	— —	33,762 33,737	13,185,559 3,804,121

Edward H. West	2012	584,812	—	—	2,847,000		583,627	—	85,100	4,100,539
President and Chief Financial Officer	2011 2010	541,313 534,102	153,471 180,653	— —	4,821,396 3,802,645	(6)	767,356 903,266	— —	72,446 66,239	6,355,982 5,486,905

Danny D. Finuf	2012	384,076	—	—	664,300		291,601	—	14,842	1,354,819
SVP, Operations and President, Brown Mackie Colleges	2011 2010	339,390 323,400	26,622 79,641	— —	836,353 190,l37	(6)	133,112 398,203	— —	22,817 11,938	1,358,294 1,003,319

John M. Mazzoni	2012	400,808	—	—	664,300		355,894	—	45,465	1,466,467
SVP, Operations and President, The Art Institutes	2011 2010	354,264 338,002	70,467 74,411	— —	1,704,926 190,137	(6)	352,333 372,056	— —	44,513 35,936	2,526,503 1,010,542

John T. South, III	2012	364,686	—	—	569,400		246,069	—	4,680	1,184,835
Chancellor, South University	2011 2010	341,644 331,875	33,694 37,353	— —	1,311,615 190,137	(6)	336,939 373,531	— —	51,831 39,371	2,075,723 972,267

(1)	Effective August 15, 2012, Mr. Nelson became Chairman of the Board of Directors and Mr. West became the Chief Executive Officer of the Company.
(2)	Amounts in this column represent discretionary bonuses paid to the executive under the MICP. The Compensation Committee has the discretion under the MICP to award individual plan participants bonuses in additional to their respective MICP payouts in an amount up to 20% of each such participant’s MICP payout for the relevant fiscal year.
(3)	Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all awards of stock options granted to the Named Executive Officer or materially modified in the year indicated. The option awards relate solely to shares of our Common Stock and do not involve cash compensation. None of the Named Executive Officers has received any stock appreciation rights or shares of restricted stock.

We used a Black-Scholes option pricing model to determine the grant date fair value of the stock options granted or materially modified in each of the years indicated, which takes into account the variables defined below:

•	“Volatility” is a statistical measure of the extent to which the stock price is expected to fluctuate during a period as determined by the historical volatility of a seven company peer group.

•

“Expected life” is the weighted average period that those stock options are expected to remain outstanding, based on a simplified method using the average of the weighted average vesting term and the contractual term of the options.

•	“Risk-free interest rate” is based on interest rates for terms that are similar to the expected life of the stock options.

•	“Dividend yield” is based on our historical and expected future dividend payment practices.

The following table sets forth the assumptions supporting those variables that were used to determine the values reported with respect to the stock options granted to the Named Executive Officers in fiscal 2012:

Time Vested Options
Volatility	44.13%
Expected life	10 yrs
Risk free investment rate	1.51%
Dividend yield	0.0%

(4)	Amounts in this column represent the bonus paid to the executive as computed in accordance with the MICP for the respective fiscal year.
(5)	The following table summarizes all other income for each of the Named Executive Officers for each of the last three fiscal years:

	Fiscal Year	Deferred Compensation Plan Contribution (a)	401(k) Plan Matching Contribution (b)	Travel and Housing Reimb. (c)	Life Insurance and Other Benefits	Club Dues	Total
Todd S. Nelson	2012	$—	$—	$33,049	$1,290	$—	$34,339
	2011	—	—	32,520	1,242	—	33,762
	2010	—	—	32,520	1,217	—	33,737

Edward H. West	2012	73,773	10,486	—	841	—	85,100
	2011	61,698	10,083	—	665	—	72,446
	2010	58,097	7,613	—	529	—	66,239

Danny D. Finuf	2012	—	5,692	—	9,150	—	14,842
	2011	—	10,145	—	12,672	—	22,817
	2010	—	7,195	—	4,743	—	11,938

John M. Mazzoni	2012	32,807	11,817	—	841	—	45,465
	2011	24,691	19,012	—	810	—	44,513
	2010	24,776	10,367	—	793	—	35,936

John T. South, III	2012	28,561	10,597	—	5,348	4,680	49,186
	2011	22,791	18,662	—	3,564	6,814	51,831
	2010	22,184	10,423	—	3,493	3,271	39,371

(a)	Represents the amount paid to the Company’s nonqualified deferred compensation plan on the executive’s behalf due to a limitation on the amount of the Company’s match to the 401(k) plan due to Internal Revenue Code limitations on the amount the executive can contribute to the 401(k) plan each calendar year.
(b)	Represents the Company’s match to the executive’s contribution to the 401(k) plan.
(c)	Represents the amount of reimbursement for living expenses in Pittsburgh, PA.
(6)	On April 29, 2011, the Board approved a modification to the vesting terms of all outstanding performance-based stock options, including performance-based stock options granted to the Named Executive Officers in fiscal 2007. After giving effect to the modification, these options will vest based on the greater of (i) the cumulative number of shares sold by the Principal Shareholders as a percentage of all shares purchased by the Principal Shareholders in connection with the Transaction, and (ii) the attainment of the specified returns on invested capital in EDMC by the Principal Shareholders. The exercise price and contractual life of the performance-based stock options were not modified. The grant date fair value of the performance vested stock options equals the additional unrecognized compensation expense recorded in connection with the performance vested stock options granted to each respective Named Executive Officer as follows: Nelson $8,488,479; West $2,489,896; Finuf $336,853; Mazzoni $1,205,426; and South $812,115.

Grants of Plan-Based Awards during the Fiscal Year Ended June 30, 2012

The following table sets forth information with respect to grants of plan-based awards to the Named Executive Officers and the net cost increase of the performance-vested stock options which were modified during the fiscal year ended June 30, 2012.

Name	Option Grant Date	Estimate Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimate Future Payouts Under Equity Incentive Plan Awards($)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Date Fair Value of Stock and Option Awards(5)
		Threshold(2)	Target(3)	Maximum(4)	Threshold	Target	Maximum
Todd S. Nelson	11/3/11	330,559	$826,396	$1,487,513	$—	$—	$—	—	325,000	$20.93	$3,084,250
Edward H. West	11/3/11	284,004	710,009	1,278,016	—	—	—	—	300,000	20.93	2,847,000
Danny D. Finuf	11/3/11	37,748	337,477	679,459	—	—	—	—	70,000	20.93	664,300
John M. Mazzoni	11/3/11	39,282	392,819	707,074	—	—	—	—	70,000	20.93	664,300
John T. South, III	11/3/11	28,259	282,595	508,670	—	—	—	—	60,000	20.93	569,400

(1)	Information in this table shows the “target” and “maximum” possible payouts that could have been achieved for the Named Executive Officers under the MICP for fiscal 2012.
(2)	The minimum, or “threshold,” level of performance that will support payments under the MICP for fiscal 2012 is 50% of the MICP earnings target for the fiscal year for the education system or for the overall Company, as applicable, less a 20% minimum discretionary adjustment.
(3)	The “target” payouts under the MICP are expressed as percentages of base salary. For fiscal 2012, target percentages of base salary for each of our Named Executive Officers were as follows: Messrs. Nelson and West 125%; Messrs. Mazzoni and Finuf 100%; and Mr. South 80%.
(4)	The “maximum” payout for any MICP participant is 150% of the participant’s target bonus plus a 20% discretionary bonus, which is considered to be a non-equity incentive plan award and is consequently not shown in this column.
(5)	See footnote 2 to the “Summary Compensation Table” for the relevant assumptions used to determine the valuation of option awards.

Employment Agreements

We have entered into employment agreements with all our executive officers and certain other senior managers. The agreements were designed to retain executives and provide continuity of management in the event of an actual or threatened change of control. In addition, under the terms of the option awards made to executives, accelerated vesting of options occurs if a change of control takes place or due to certain other termination events. These arrangements and potential post-employment termination compensation payments are described in more detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.

Nelson Employment Agreement. On February 8, 2007, we entered into an employment agreement (the “Nelson Agreement”) with Mr. Nelson. The Nelson Agreement was for an initial term of three years ending on February 20, 2010 and is subject at the end of that initial term to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to the end of the applicable term. Under the terms of the agreement, Mr. Nelson receives a base salary of $635,689 and a target bonus of 125% of his base salary. The salary and target bonus percentages are reviewed annually and may be adjusted upward by the Board of Directors. Mr. Nelson receives other employee benefits under the various benefit plans and programs the Company maintains for its employees.

The Company may terminate the Nelson Agreement with or without cause and Mr. Nelson may resign upon 30 days’ advance written notice to the other party, except that no notice is required upon termination by the Company for cause. Under the Nelson Agreement, “cause” means (i) Mr. Nelson’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) Mr. Nelson is indicted for, convicted of, or enters a plea of nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under the Nelson Agreement, Mr. Nelson engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; (iv) Mr. Nelson willfully and materially breaches (x) the restrictive covenants described in the Nelson Agreement or (y) certain material written policies, as in effect on the effective date of the Nelson Agreement; or (v) Mr. Nelson is named in and receives a Wells Notice or is notified by the U.S. Department of Justice or U.S. Attorney’s Office that he has been designated a “target” of an investigation by either of them.

Upon the termination of Mr. Nelson’s employment for any reason, Mr. Nelson will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable Company arrangements. If Mr. Nelson is terminated during the term of the Nelson Agreement other than for cause, or if Mr. Nelson terminates his employment for good reason, Mr. Nelson is entitled to a lump sum severance payment equal to (i) one and one-half times the sum of his annual base salary plus his target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. In the event that such termination without cause or for good reason is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan, the lump sum paid to Mr. Nelson will equal (y) three times the sum of his base salary plus the target annual bonus, and (z) a pro-rated annual bonus based on his target annual bonus. “Good reason,” as that term is used above, generally includes (a) any material diminution in Mr. Nelson’s responsibilities or titles, or the assignment to him of duties that materially impair his ability to perform the duties normally assigned to an executive in his role at a corporation of the size and nature of the Company; (b) any change in the reporting structure so that Mr. Nelson does not report to the Board of Directors; (c) any relocation of the Company’s principal office to a location more than fifty (50) miles from Pittsburgh, Pennsylvania following Mr. Nelson’s relocation to the metropolitan Pittsburgh area; (d) a material breach by the Company of any material obligation to Mr. Nelson; or (e) any failure by the Company to obtain the assumption in writing of its obligations to perform the Company’s obligations under the Nelson Agreement. If the Company terminates the Nelson Agreement effective upon expiration of the term with timely notice to Mr. Nelson, and Mr. Nelson elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the Nelson Agreement.

The Nelson Agreement also includes non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of 12 months following termination of employment while the non-solicitation period continues for 24 months following termination of employment. Mr. Nelson purchased $10,000,000 of our common stock pursuant to the Nelson Agreement. We also agreed to reimburse Mr. Nelson for housing in Pittsburgh, Pennsylvania and periodic round trips to Phoenix, Arizona and Salt Lake City, Utah.

West Employment Agreement. Effective as of June 1, 2006, we entered into an employment agreement with Mr. West (the “West Agreement”). The West Agreement was for an initial term of three years ending on June 1, 2009 and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to any renewal date. Mr. West receives a base salary at an annual rate of $546,161, which is reviewed annually and may be adjusted upward by the Board of Directors, plus a target bonus of 125% of his annual salary and other employee benefits under the various benefit plans and programs we maintain for our employees.

Mr. West also purchased $500,000 of EDMC common stock pursuant to a purchase agreement with the Principal Shareholders.

We may terminate the West Agreement with or without cause and Mr. West may resign in each case, other than a termination for cause, upon 30 days’ advance written notice to the other party. Under the West Agreement, “cause” means (i) Mr. West’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) Mr. West is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under the West Agreement, Mr. West engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; or (iv) Mr. West willfully and materially breaches (x) the restrictive covenants described in the West Agreement or (y) certain material written policies of EDMC, as in effect on the effective date of the West Agreement.

Upon an eligible termination for any reason, Mr. West will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable Company arrangements. Under the West Agreement, if Mr. West is terminated during his term other than for cause, or by Mr. West for good reason, Mr. West is entitled to a lump sum severance payment of (i) one and one-half times (or two times if the date of termination is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan) the sum of Mr. West’s base salary plus the target annual bonus and (ii) a pro-rata annual bonus based on his target annual bonus. “Good reason,” as that term is used above, includes (a) any material diminution of authorities, titles or offices, (b) any change in the reporting structure such that Mr. West reports to someone other than the Chief Executive Officer, (c) a relocation of primary place of employment by more than 50 miles, (d) a material breach of ours of any material obligation to Mr. West and (e) any failure of ours to obtain the assumption in writing of our obligation to perform the West Agreement by any successor following a change of control. If we terminate the West Agreement effective upon expiration of the term with timely notice to Mr. West, and Mr. West elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the West Agreement.

The West Agreement contains non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of 18 months following termination of employment. The West Agreement provides that we would reimburse Mr. West for housing in Pittsburgh, Pennsylvania and weekly round trips to Philadelphia, Pennsylvania through August 2007 unless Mr. West earlier relocated to Pittsburgh, Pennsylvania. We also agreed to bear the cost of Mr. West’s relocation to Pittsburgh, Pennsylvania in accordance with our relocation policy. Mr. West relocated to Pittsburgh, Pennsylvania during fiscal 2007.

Other Executive Employment Agreements. The employment agreements with Messrs. Finuf, Mazzoni and South include the following terms:

•

An initial three-year term, with one-year automatic renewals unless terminated on 180 days’ advance notice, provided that if we terminate the agreement effective upon expiration of the term with timely notice to the executive, and the executive elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the employment agreement;

•	An annual base salary which is reviewed annually and may be adjusted upward by the Board of Directors, plus a target bonus based on a percentage of the executive’s annual salary;

•	Employee benefits under the various benefit plans and programs we maintain for our employees;

•	Participation in the EDMC stock option plan;

•

Monthly salary and bonus payments for 12 months upon a termination without “cause” or a resignation for “good reason,” provided that the period of monthly payments increases to two years if the termination without cause or resignation for good reason if the date of termination is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan;

•

“Cause” means (i) the individual’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) the individual is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) the individual engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; or (iv) the individual willfully and materially breaches (x) the restrictive covenants described in his respective agreement or (y) certain material written policies, as in effect on the effective date of the agreement;

•

“Good reason” means the occurrence of any of the following events without either the individual’s prior written consent or full cure within 30 days after he gives written notice to us describing the event and requesting cure: (i) the reassignment to the individual to a position that is not a corporate officer level position or the assignment to the individual of duties that are not consistent with such corporate officer level position; (ii) any relocation of the individual’s principal place of employment; (iii) any material breach by us or any of our affiliates of any material obligation to the individual; (iv) any failure of ours to obtain the assumption in writing of our obligation to perform his respective agreement by any successor to all or substantially all of our assets within 15 days after any merger, consolidation, sale or similar transaction, except where such assumption occurs by operation of law; or, (v) solely with respect to Mr. South, a material diminution of his responsibilities with the Company, his removal as Chancellor of South University or the requirement that he work on a full-time basis at the Company’s corporate offices or a more regular basis outside of Savannah, GA than he did prior to the execution of his employment agreement;

•	Noncompetition, confidentiality and nonsolicitation restrictive covenants for a period of 12 months after termination of employment;

•

In the event of the executive’s disability, continuation of all compensation and benefits through the earlier to occur of the next anniversary of the date of the employment agreement or the date of the executive’s death, provided that the obligation to pay the executive’s base salary will be reduced by the amounts paid to the executive under any long-term disability insurance plan that we sponsor or otherwise maintain and that in no event will our total annual obligation for base salary payments to the executive be greater than an amount equal to two-thirds of the executive’s base salary;

•

In the event of the executive’s death, six months of salary, a pro-rata bonus for the year of death and six months of bonus payments based on the higher of (i) the average bonus paid to the executive in each of the last three years, and (ii) the bonus paid to the executive in the most recent 12 month period (annualized for any partial year payments); and

•

Solely with respect to Mr. South, reimbursement for up to $160,000 per fiscal year in expenses incurred in connection with the use of his personal airplane for business purposes and reimbursement for the fees and expenses associated with the membership of several social clubs and business organizations.

The time-vested stock option agreements entered into with each of our executive officers provide for additional vesting in the event that the executive is terminated without cause or resigns for good reason prior to the executive’s time vested options becoming fully vested.

Outstanding Equity Awards at June 30, 2012

The following table provides information regarding outstanding stock options held by the Named Executive Officers at June 30, 2012.

	Option Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Todd S. Nelson	3/9/2007	1,262,035	(2)	—		—	$12.29	3/8/2017
	3/9/2007	—		—		1,262,039	12.29	3/8/2017
	3/30/2007	111,842	(2)	—		—	12.29	3/29/2017
	10/1/2009	111,843	(3)	111,842	(3)	—	18.00	9/30/2019
	9/30/2010	100,000	(3)	300,000	(3)	—	14.68	9/29/2020
	10/12/2010	12,500	(3)	37,500	(3)	—	13.11	10/11/2020
	11/03/2011	—		325,000	(3)	—	20.93	11/02/2021

Edward H. West	8/1/2006	306,095	(2)	—		—	11.18	5/31/2016
	8/1/2006	—		—		306,095	11.18	5/31/2016
	6/28/2007	45,913	(2)	—		—	13.41	6/27/2017
	6/28/2007	—		—		45,913	13.41	6/27/2017
	10/1/2009	223,685	(3)	223,685	(3)	—	18.00	9/30/2019
	9/30/2010	87,500	(3)	262,500	(3)	—	14.68	9/29/2020
	11/03/2011	—		300,000	(3)	—	20.93	11/02/2021

Danny D. Finuf	12/5/2006	41,381	(2)	—		—	11.18	5/31/2016
	12/5/2006	—		—		41,381	11.18	5/31/2016
	6/28/2007	6,205	(2)	—		—	13.41	6/27/2017
	6/28/2007	—		—		6,205	13.41	6/27/2017
	10/1/2009	11,185	(3)	11,184	(3)	—	18.00	9/30/2019
	9/30/2010	18,750	(3)	56,250	(3)	—	14.68	9/29/2020
	11/03/2011	—		70,000	(3)	—	20.93	11/02/2021

John M. Mazzoni	12/5/2006	148,079	(2)	—		—	11.18	5/31/2016
	12/5/2006	—		—		148,079	11.18	5/31/2016
	6/28/2007	22,211	(2)	—		—	13.41	6/27/2017
	6/28/2007	—		—		22,211	13.41	6/27/2017
	10/1/2009	11,185	(3)	11,184	(3)	—	18.00	9/30/2019
	9/30/2010	18,750	(3)	56,250	(3)	—	14.68	9/29/2020
	11/03/2011	—		70,000	(3)	—	20.93	11/02/2021

John T. South, III	12/5/2006	99,763	(2)	—		—	11.18	5/31/2016
	12/5/2006	—		—		99,763	11.18	5/31/2016
	6/28/2007	14,964	(2)	—		—	13.41	6/27/2017
	6/28/2007	—		—		14,964	13.41	6/27/2017
	10/1/2009	11,185	(3)	11,184	(3)	—	18.00	9/30/2019
	9/30/2010	18,750	(3)	56,250	(3)	—	14.68	9/29/2020
	11/03/2011	—		60,000	(3)	—	20.93	11/02/2021

(1)	Represents performance-vested stock options that vest based on the greater of (i) the cumulative number of shares sold by the Principal Shareholders as a percentage of all shares purchased by the Principal Shareholders in connection with the Transaction, and (ii) the attainment of the specified returns on invested capital in EDMC by the Principal Shareholders.
(2)	Represents time-based stock options which vest over a five-year period from the date of grant, with 20% vesting on the first anniversary of the date of grant and 20% vesting on each of the next four anniversaries of the date of grant.

(3)	Represents time-based stock options which vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 25% vesting on each of the next three anniversaries of the date of grant.

Options Exercised and Stock Vested during the Fiscal Year Ended June 30, 2012

None of the Named Executive Officers exercised any stock options during fiscal 2012.

Pension Benefits

None of the Named Executive Officers receive pension benefits.

Nonqualified Deferred Compensation

The following table sets forth the nonqualified deferred compensation received by the Named Executive Officers during fiscal 2012.

	Aggregate Balance at 6/30/11	Executive Contributions in Fiscal 2012	Registrant Contributions in Fiscal 2012*	Aggregate Earnings in Fiscal 2012	Aggregate Withdrawals/ Distributions	Aggregate Balance at 6/30/12
Todd S. Nelson	$—	$—	$—	$—	$—	$—
Edward H. West	308,365	—	73,773	15,113	—	367,027
Danny D. Finuf	—	—	—	—	—	—
John M. Mazzoni	256,417	1,000	32,807	3,400	—	293,624
John T. South, III	146,644	—	28,561	10,627	—	185,832

*	The amounts in this column are reported as compensation in the All Other Compensation column of the Summary Compensation Table.

We have a nonqualified deferred compensation plan for key executives, officers and certain other employees to allow compensation deferrals in addition to the amounts that may be deferred under the 401(k) plan. Participants in the deferred compensation plan may defer up to 100% of their annual cash compensation. While we do not match any portion of a participant’s contribution to the deferred compensation plan, participants who do not receive the full employer match on their contribution to the 401(k) plan due to Internal Revenue Code limitations on individual contributions to the 401(k) plan may have the matching contribution they would have received absent the Internal Revenue Code limitation contributed to the deferred compensation plan on their behalf. We currently match 100% of employee contributions to the 401(k) plan for up to 6% of compensation. The investment options available in the deferred compensation plan are similar to those offered in the 401(k) plan, except that one managed investment fund available to participants in the 401(k) plan is not an investment option for the deferred compensation plan and one managed investment fund available to participants in the deferred compensation plan is not available to 401(k) plan participants. Plan benefits are paid from our assets.

Potential Payments Upon Termination or Change in Control

This section describes payments that may be made to the Company’s Named Executive Officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on June 30, 2012 (except as otherwise noted). All payments to an executive described below are conditioned on the executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims.

We may terminate the employment agreements with each of the Named Executive Officers with or without cause and the executive may resign in each case, other than a termination for cause, upon 30 days’ advance written notice to the other party. Upon an eligible termination for any reason, the executive will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If the executive is terminated for cause or if the executive terminates his employment other than for good reason, any annual bonus earned will be forfeited.

The terms “cause” and “good reason” for each executive employment agreement are described above under “Employment Agreements.”

The term “change in control” for each executive employment generally means a transaction or occurrence immediately following which the Principal Shareholders, in the aggregate, cease to beneficially own securities of the Company representing a majority of the outstanding voting power entitled generally to vote for the election of directors.

Other material terms of the employment agreements with the Named Executive Officers addressing payments upon termination or a change of control are as follows:

Todd S. Nelson

If Mr. Nelson is terminated by the Company other than for cause, or if Mr. Nelson terminates his employment with good reason, Mr. Nelson is entitled to a lump sum severance payment equal to (i) one and one-half times (or three times if the termination is in anticipation of or within two years after a change in control) the sum of his annual base salary plus his target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Mr. Nelson is also entitled to reimbursement for COBRA premiums in the amount of COBRA premiums charged to Mr. Nelson minus the amount charged to actively employed senior executives for like coverage not to exceed 18 months.

In addition, the Nelson Agreement will terminate prior to its scheduled expiration date in the event of Mr. Nelson’s death or disability. In the event of his death or disability during the employment term, the Company will pay Mr. Nelson or his estate, as applicable, in addition to any accrued unpaid amounts, his pro-rated annual bonus for the year of such termination.

Edward H. West

If Mr. West is terminated by the Company other than for cause, or if Mr. West terminates his employment with good reason, then Mr. West is entitled to a lump sum severance payment of (i) one and one-half times (or two times if the date of termination is in anticipation of or within two years following a change in control) the sum of Mr. West’s base salary plus the target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Mr. West is also entitled to reimbursement for COBRA premiums, in the amount of COBRA premiums charged to Mr. West minus the amount charged to actively employed senior executives for like coverage not to exceed 18 months.

In addition, the West Agreement will terminate prior to its scheduled expiration date in the event of death or disability. In the event of Mr. West’s death during the employment term, we will continue to pay any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements in addition to a pro-rated annual bonus payment based on his target annual bonus for the year of such termination.

Agreements with Messrs. Finuf, Mazzoni and South

If any of Messrs. Finuf, Mazzoni or South is terminated by the Company other than for cause, or any of the executives terminates his employment with good reason, then the executive is entitled to severance payment of (i) one times (or two times if the termination is in anticipation of or within two years following a change in control) the sum of the executive’s base salary plus the target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Severance payments are made on a monthly basis except in the event of a termination in anticipation of or within two years following a change of control, in which case the payment will be made in a lump sum. Each executive is also entitled to continuation of welfare benefits minus the amount charged to actively employed senior executives for like coverage not to exceed twelve months.

In addition, the employment agreements with Messrs. Finuf, Mazzoni and South will terminate prior to their respective scheduled expiration date in the event of death or disability. In the event of the executive’s death during the employment term, we will continue to pay to the executive’s designee or his estate the executive’s base salary and pro rata target annual bonus for a period of six months in addition to a pro-rated annual bonus payment based on his target annual bonus for the year of such termination. In the event of the executive’s disability, the employment agreement will not terminate until the anniversary date of the agreement next following the date that the executive is determined to be disabled. For the period from the date the executive is determined to be disabled through the earlier of the next anniversary date of the date of the employment agreement or the date of the executive’s death, we will continue to provide the executive all compensation and benefits provided for under the agreement, provided that our obligation to pay the executive’s base salary will be reduced by the amounts paid to the executive under any long-term disability insurance plan and our total annual obligation for the executive’s base salary will not exceed two-thirds of the executive’s base salary.

Table of Benefits Upon Termination Events

The following tables show potential payments to the Named Executive Officers upon termination of employment assuming a June 30, 2012 termination date. In connection with the amounts shown in the table, stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event is equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the market value of the stock on June 30, 2012.

Todd S. Nelson

	Without Cause or For Good Reason		For Cause or Without Good Reason	Change in Control or Sale of Business(1)		Disability	Death
Compensation:
Base Salary and Target Bonus	$2,231,270	(2)	$—	$4,462,540	(3)	$—	$—
Target Bonus in Year of Termination	826,396		—	826,396		826,396	826,396
Stock Options(4)	—		—	—		—	—
Benefits and Perquisites:
Health and Welfare Benefits(5)	28,197		—	28,197		—	—
Outplacement Services	—		—	—		—	—
Life Insurance Proceeds	—		—	—		—	500,000
Disability Benefits	—		—	—		—	—

Excise Tax and Gross-Up	—		—	—		—	—

Total:	$3,085,863		$—	$5,317,133		$826,396	$1,326,396

(1)	Applicable if Mr. Nelson is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.
(2)	Consists of one and one-half times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(3)	Consists of three times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(4)	Assumes fair market value of $6.95 per share, the closing price of our stock on June 29, 2012.
(5)	Amount equals the Company’s estimated expense of providing Mr. Nelson with COBRA health insurance benefits for 18 months after termination.

Edward H. West

	Without Cause or For Good Reason		For Cause or Without Good Reason	Change in Control or Sale of Business(1)		Disability	Death
Compensation:
Base Salary and Target Bonus	$1,917,024	(2)	$—	$2,556,032	(3)	$—	$—
Target Bonus in Year of Termination	710,009		—	710,009		710,009	710,009
Stock Options(4)	—		—	—		—	—
Benefits and Perquisites:
Health and Welfare Benefits(5)	28,197		—	28,197		—	—
Outplacement Services	—		—	—		—	—
Life Insurance Proceeds	—		—	—		—	500,000
Disability Benefits	—		—	—		—	—

Excise Tax and Gross-Up	—		—	—		—	—

Total:	$2,655,230		$—	$3,294,238		$710,009	$1,210,009

(1)	Applicable if Mr. West is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.
(2)	Consists of one and one-half times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(3)	Consists of two times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(4)	Assumes fair market value of $6.95 per share, the closing price of our stock on June 29, 2012.
(5)	Amount equals the Company’s estimated expense of providing Mr. West with COBRA health insurance benefits for 18 months after termination.

Danny D. Finuf

	Without Cause or For Good Reason		For Cause or Without Good Reason	Change in Control or Sale of Business(1)		Disability		Death
Compensation:
Base Salary and Target Bonus	$717,206	(2)	$—	$1,434,413	(3)	$591,381	(4)	$361,839	(5)
Target Bonus in Year of Termination	339,729		—	339,729		339,729		339,729
Stock Options(6)	—		—	—		—		—
Benefits and Perquisites:
Health and Welfare Benefits(7)	15,377		—	15,377		15,377		—
Outplacement Services	12,800		—	12,800		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—

Excise Tax and Gross-Up	—		—	—		—		—

Total:	$1,085,112		$—	$1,802,319		$946,487		$1,201,568

(1)	Applicable if Mr. Finuf is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.
(2)	Consists of the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(3)	Consists of two times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(4)	Consists of the sum of (i) two-thirds of Mr. Finuf’s base salary for fiscal 2012 and (ii) fiscal 2012 target incentive bonus.
(5)	Consists of the sum of one-half of (i) Mr. Finuf’s fiscal 2012 base salary and (ii) the greater of his fiscal 2012 target incentive bonus and the average bonus he received in the three most recent fiscal years.

(6)	Assumes fair market value of $6.95 per share, the closing price of our stock on June 29, 2012.
(7)	Amount equals the Company’s estimated expense of providing Mr. Finuf with health and welfare benefits for twelve months after termination.

John M. Mazzoni

	Without Cause or For Good Reason		For Cause or Without Good Reason	Change in Control or Sale of Business(1)		Disability		Death
Compensation:
Base Salary and Target Bonus	$746,356	(2)	$—	$1,492,713	(3)	$615,417	(4)	$415,812	(5)
Target Bonus in Year of Termination	353,537		—	353,537		353,537		353,537
Stock Options(6)	—		—	—		—		—
Benefits and Perquisites:
Health and Welfare Benefits(7)	—		—	—		—		—
Outplacement Services	12,800		—	12,800		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—

Excise Tax and Gross-Up	—		—	—		—		—

Total:	$1,112,693		$—	$1,859,050		$968,954		$1,269,349

(1)	Applicable if Mr. Mazzoni is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.
(2)	Consists of the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(3)	Consists of two times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(4)	Consists of the sum of (i) two-thirds of Mr. Mazzoni’s base salary for fiscal 2012 and (ii) fiscal 2012 target incentive bonus.
(5)	Consists of the sum of one-half of (i) Mr. Mazzoni’s fiscal 2012 base salary and (ii) the greater of his fiscal 2012 target incentive bonus and the average bonus he received in the three most recent fiscal years.
(6)	Assumes fair market value of $6.95 per share, the closing price of our stock on June 29, 2012.
(7)	Amount equals the Company’s estimated expense of providing Mr. Mazzoni with health and welfare benefits for twelve months after termination.

John T. South, III

	Without Cause or For Good Reason		For Cause or Without Good Reason	Change in Control or Sale of Business(1)		Disability		Death
Compensation:
Base Salary and Target Bonus	$671,162	(2)	$—	$1,342,324	(3)	$553,414	(4)	$372,568	(5)
Target Bonus in Year of Termination	317,919		—	317,919		317,919		317,919
Stock Options(6)	—		—	—		—		—
Benefits and Perquisites:
Health and Welfare Benefits(7)	16,630		—	16,630		16,630		—
Outplacement Services	12,800		—	12,800		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—

Excise Tax and Gross-Up	—		—	—		—		—

Total:	$1,018,511		$—	$1,689,673		$887,963		$1,190,487

(1)	Applicable if Mr. South is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.
(2)	Consists of the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(3)	Consists of two times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(4)	Consists of the sum of (i) two-thirds of Mr. South’s base salary for fiscal 2012 and (ii) fiscal 2012 target incentive bonus.
(5)	Consists of the sum of one-half of (i) Mr. South’s fiscal 2012 base salary and (ii) the greater of his fiscal 2012 target incentive bonus and the average bonus he received in the three most recent fiscal years.
(6)	Assumes fair market value of $6.95 per share, the closing price of our stock on June 29, 2012.
(7)	Amount equals the Company’s estimated expense of providing Mr. South with health and welfare benefits for twelve months after termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee, during fiscal 2012 or as of the date of this Information Statement, is or has been an officer or employee of the Company, and no executive officer of the Company served on the Compensation Committee or board of any company that employed any member of the Compensation Committee or the Board.

OTHER MATTERS

Risk in Compensation Programs

Our management, under the oversight of the Compensation Committee and with assistance from human resources and legal personnel, undertook a review of our compensation programs during fiscal 2012 to determine whether the risks arising from our compensation programs were reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of the design and operation of our compensation programs, identification and evaluation of situations or compensation elements that may raise material risks, and an evaluation of other controls and processes designed to identify and manage risk. Based on this review, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Appraisal Rights

Pursuant to PBCL, our shareholders are not entitled to appraisal rights with respect to the actions described herein, and we will not independently provide shareholders with any such right.

Other Business

The Board of Directors knows of no other matters other than those described in this Information Statement that have been approved or considered by the holders of a majority of the shares of our common stock.

Shareholders Sharing an Address

If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue duplicate mailings of future notices (commonly referred to as “householding”). If you participate in householding and wish to receive a separate copy of future notices, you can notify us that you wish to receive a separate copy of this Information Statement by contacting the Company at (412) 562-0900 or by mail at:

Education Management Corporation

c/o Secretary

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

Street name shareholders who wish to discontinue receiving duplicate mailings of future notices should review the information provided in the materials mailed to them by their bank or broker.

* * * * * * * * * * * * * * *

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By order of the Board of Directors,

J. Devitt Kramer
Senior Vice President, General Counsel and Secretary
August 16, 2012
Pittsburgh, Pennsylvania

Appendix A

EDUCATION MANAGEMENT CORPORATION

2012 OMNIBUS LONG-TERM INCENTIVE PLAN

EDUCATION MANAGEMENT CORPORATION, a Pennsylvania corporation (the “Company”), sets forth herein the terms of its 2012 Omnibus Long-Term Incentive Plan (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, non-employee members of the Board, key employees, consultants and advisors, and to motivate such officers, non-employee members of the Board, key employees, consultants and advisors to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, other stock-based awards and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1. “Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control” with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2. “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, other Stock-based Award or cash award under the Plan.

2.3. “Award Agreement” means a written agreement between the Company and a Grantee, or notice from the Company or an Affiliate to a Grantee that evidences and sets out the terms and conditions of an Award.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Business Combination” shall have the meaning set forth in Section 15.2.

2.6. “Cause” shall be defined as that term is defined in a Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Company and unless otherwise provided in an applicable Award Agreement with the Company or an Affiliate: (i) engaging in any act, or failure to act, or misconduct that is injurious to the Company or its Affiliates; (ii) gross negligence or willful misconduct in connection with the performance of duties; (iii) conviction of (or entering a plea of guilty or nolo contendere to) a criminal offense (other than minor traffic offenses); (iv) fraud, embezzlement or misappropriation of funds or property of the Company or an Affiliate; (v) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate; (vi) the entry of an order duly issued by any regulatory agency (including federal, state and local regulatory agencies and self-regulatory bodies) having jurisdiction over the Company or an Affiliate requiring the removal from any office held by the Service Provider with the Company or prohibiting a Service Provider from participating in the business or affairs of the Company or any Affiliate; or (vii) the revocation or threatened revocation of any of the Company’s or any Affiliate’s government licenses, permits or approvals, which is primarily due to the Service Provider’s action or inaction and such revocation or threatened revocation would be alleviated or mitigated in any material respect by the termination of the Service Provider’s Services.

2.7. “Change in Control” shall have the meaning set forth in Section 15.2.

2.8. “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9. “Committee” means the Compensation Committee of the Board, or such other committee as determined by the Board. The Compensation Committee of the Board may, in its discretion, designate a subcommittee of its members to serve as the Committee (to the extent the Board has not designated another person, committee or entity as the Committee). The Board will cause the Committee to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed. For purposes of Awards to Covered Employees intended to constitute Performance Awards, to the extent required by Code Section 162(m), “Committee” means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code. For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, “Committee” means all of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act.

2.10. “Company” means Education Management Corporation, a Pennsylvania corporation, or any successor corporation.

2.11. “Common Stock” or “Stock” means a share of common stock of the Company, par value $0.01 per share.

2.12. “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Section 162(m)(3) of the Code as qualified by Section 12.4 herein.

2.13. “Disability” means, as determined by the Company and unless otherwise provided in an applicable Award Agreement with the Company or an Affiliate, that the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, “Disability” means “permanent and total disability” as set forth in Section 22(e)(3) of the Code.

2.14. “Effective Date” means September 6, 2012.

2.15. “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.16. “Fair Market Value” of a share of Common Stock as of a particular date shall mean (1) if the Common Stock is listed on a national securities exchange, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or (2) if the shares of Common Stock are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Board in good faith in its sole discretion (but in any event not less than fair market value within the meaning of Section 409A).

2.17. “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent of the voting interests.

2.18. “Grant Date” means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Committee in the Award Agreement.

2.19. “Grantee” means a person who receives or holds an Award under the Plan.

2.20. “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.21. “Incumbent Board” shall have the meaning set forth in Section 15.2.

2.22. “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.23. “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.24. “Option Price” means the exercise price for each share of Stock subject to an Option.

2.25. “Outside Director” means a member of the Board who is not an officer or employee of the Company or an Affiliate, determined in accordance with the requirements of Section 162(m) of the Code.

2.26. “Outstanding Company Common Stock” shall have the meaning set forth in Section 15.2.

2.27. “Outstanding Company Voting Securities” shall have the meaning set forth in Section 15.2.

2.28. “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 12) over a performance period of from one (1) to five (5) years.

2.29. “Person” shall have the meaning set forth in Section 15.2.

2.30. “Plan” means this Education Management Corporation Omnibus Long-Term Incentive Plan.

2.31. “Principal Stockholders” means GS Capital Partners V Fund, L.P., a Delaware limited partnership, GS Capital Partners V Offshore Fund, L.P., a Cayman Islands exempted limited partnership, GS Capital Partners V GmbH & Co. KG, a limited partnership formed under the laws of the Federal Republic of Germany, GS Capital Partners V Institutional, L.P., a Delaware limited partnership, Providence Equity Partners V L.P., a Delaware limited partnership, Providence Equity Partners V-A L.P., a Delaware limited partnership, Providence Equity Partners IV L.P., a Delaware limited partnership, Providence Equity Operating Partners IV L.P., a Delaware limited partnership and Leeds Equity Partners IV, L.P., a Delaware limited partnership.

2.32. “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock.

2.33. “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.34. “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10 hereof.

2.35. “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.36. “SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee under Section 9 hereof.

2.37. “SEC” means the United States Securities and Exchange Commission.

2.38. “Section 409A” shall mean Section 409A of the Code and all formal guidance and regulations promulgated thereunder.

2.39. “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.40. “Separation from Service” means a termination of Service by a Service Provider, as determined by the Committee, which determination shall be final, binding and conclusive; provided if any Award governed by Section 409A is to be distributed on a Separation from Service, then the definition of Separation from Service for such purposes shall comply with the definition provided in Section 409A.

2.41. “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate.

2.42. “Service Provider” means an employee, officer, non-employee member of the Board, consultant or advisor of the Company or an Affiliate.

2.43. “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.44. “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.45. “Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or with which the Company or an Affiliate combines.

2.46. “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.47. “Termination Date” means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2 hereof.

2.48. “Transaction” shall have the meaning set forth in Section 15.1.

3.	ADMINISTRATION OF THE PLAN

3.1. General.

The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. Except as specifically provided in Section 14 or as otherwise may be required by applicable law, regulatory requirement or the articles of incorporation or the bylaws of the Company, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan; provided, that the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. Without limitation, the Committee shall have full and final authority, subject to the other terms and conditions of the Plan, to:

(i) designate Grantees;

(ii) determine the type or types of Awards to be made to a Grantee;

(iii) determine the number of shares of Stock to be subject to an Award;

(iv) establish the terms and conditions of each Award (including, but not limited to, the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(v) prescribe the form of each Award Agreement; and

(vi) amend, modify, or supplement the terms of any outstanding Award including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors), including without limitation the authority to make Awards to Grantees who are not subject to Section 16 of the Exchange Act or who are not Covered Employees. To the extent that the Committee delegates its authority to make Awards as provided by this Section 3.1, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by the Committee.

3.2. Restrictions; No Repricing.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or SAR that causes the Option or SAR to become subject to Section 409A, without the Grantee’s written prior approval. Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its Option Price or SAR Exercise Price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 15. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

3.3. Award Agreements.

The grant of any Award may be contingent upon the Grantee executing the appropriate Award Agreement. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may annul an Award if the Grantee is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

If any of the Company’s financial statements are required to be restated, the Company may recover all or a portion of any Award made to any Grantee with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered shall be the amount, as determined by the Committee, by which the affected Award exceeds the amount that would have been payable had the financial statements been initially filed as restated. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law.

3.4. Deferral Arrangement.

The Committee may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock units.

3.5. No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.6. Book Entry.

Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

4.	STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock available for issuance under the Plan shall be 16,900,000, plus a number of shares equal to the number of shares subject to stock options granted under the Company’s 2006 Stock Plan and the Company’s Omnibus Long-Term Incentive Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying such stock options or otherwise terminated without delivery of shares to the grantees (excluding any shares that are canceled as the result of the 2012 Option Exchange Program). 8,450,000 of such shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. Subject to adjustments in accordance with Section 15, the maximum number of each type of Award (other than cash-based Performance Awards) intended to constitute “performance-based compensation” under Code Section 162(m) granted to any Grantee in any thirty-six (36) month period shall not exceed the following: Options: 16,900,000; SARs: 16,900,000; Restricted Stock: 10,140,000; Restricted Stock Units: 10,140,000 and other Stock-based Performance Awards: 8,450,000.

The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments in accordance with Section 15. If the Option Price of any Option granted under the Plan, or if pursuant to Section 17.3 the withholding obligation of any Grantee with respect to an Option or other Award, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, the number of shares of Stock issued net of the shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. To the extent that an Award under the Plan or a stock option granted under the Company’s 2006 Stock Option Plan or the Company’s Omnibus Long-Term Incentive Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the Award or stock option, or otherwise terminated without delivery of shares to the Grantee (excluding any shares that are canceled as the result of the 2012 Option Exchange Program), the shares retained by or returned to the Company will be available under the Plan; and shares that are withheld from such an Award or stock option granted under the Company’s 2006 Stock Option Plan or the Company’s Omnibus Long-Term Incentive Plan, or separately surrendered by the Grantee in payment of any exercise price or taxes relating to such an Award or stock option shall be deemed to constitute shares not delivered to the Grantee and will be available under Plan. In addition, in the case of any Substitute Award, such Substitute Award shall not be counted against the number of shares reserved under the Plan. References in this Section 4 to the “2012 Option Exchange Program” are references to the option exchange program described in the related Schedule 14C Information Statement to be filed with the SEC.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1. Term; Stockholder Approval.

The Plan shall be effective as of the Effective Date. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.2. The Plan is subject to approval by the stockholders of the Company, which approval must occur, if at all, within 12 months of the Effective Date. Awards granted prior to such stockholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such stockholders on or before such date.

5.2. Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards which have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. Notwithstanding the foregoing, any amendment to Section 3.2 shall be contingent upon the approval of the Company’s stockholders. No Awards shall be made after the Termination Date. The applicable terms of the Plan, and any terms and conditions applicable to Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1. Service Providers.

Subject to this Section 6, Awards may be made to any Service Provider, including any Service Provider who is an officer, Non-employee member of the Board, consultant or advisor of the Company or of any Affiliate, as the Committee shall determine and designate from time to time in its discretion.

6.2. Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3. Stand-Alone, Additional, Tandem, and Substitute Awards.

Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall have the right to require the surrender of such other Award in consideration for the grant of the new Award. The Committee shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock Units or Restricted Stock).

7.	AWARD AGREEMENT

Each Award shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice which provides that acceptance of the Award constitutes acceptance of all terms of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1. Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the related Award Agreement. The Option Price of each Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value of a share of Stock on the Grant Date; provided, however, that in the event that a Grantee is a Ten Percent Stockholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2. Vesting.

Subject to Section 8.3 hereof, each Option shall become exercisable at such times and under such conditions (including, without limitation, performance requirements) as shall be determined by the Committee and stated in the Award Agreement.

8.3. Term.

Each Option shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the related Award Agreement; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five (5) years from its Grant Date.

8.4. Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, (i) prior to the date the Plan is approved by the stockholders of the Company as provided herein or (ii) after the occurrence of an event which results in termination of the Option.

8.5. Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) the number set forth in the related Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise.

8.6. Rights of Holders of Options.

Unless otherwise stated in the related Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock ) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 15 hereof or the related Award Agreement, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.7. Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

8.8. Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1. Right to Payment.

An SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the SAR Exercise Price, as determined by the Committee. The Award Agreement for an SAR shall specify the SAR Exercise Price, which shall be fixed at the Fair Market Value of a share of Stock on the Grant Date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. An SAR granted in tandem with an outstanding Option following the Grant Date of such Option shall have a grant price that is equal to the Option Price; provided, however, that the SAR’s grant price may not be less than the Fair Market Value of a share of Stock on the Grant Date of the SAR.

9.2. Other Terms.

The Committee shall determine at the Grant Date or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Separation from Service or upon other conditions, the method of exercise, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3. Term of SARs.

The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

9.4. Payment of SAR Amount.

Upon exercise of a SAR, a Grantee shall be entitled to receive payment from the Company (in cash or Stock, as determined by the Committee) in an amount determined by multiplying:

(i) the difference between the Fair Market Value of a share of Stock on the date of exercise over the SAR Exercise Price; by

(ii) the number of shares of Stock with respect to which the SAR is exercised.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1. Restrictions.

At the time of grant, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or Restricted Stock Units in accordance with Section 12.1 and 12.2. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different restricted period and additional restrictions. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other applicable restrictions.

10.2. Restricted Stock Certificates.

The Company shall issue stock, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Committee may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee; provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.3. Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have rights as stockholders of the Company.

10.4. Rights of Holders of Restricted Stock Units.

10.4.1. Settlement of Restricted Stock Units.

Restricted Stock Units may be settled in cash or Stock, as determined by the Committee and set forth in the Award Agreement. The Award Agreement shall also set forth whether the Restricted Stock Units shall be settled (i) within the time period specified in Section 17.9.1 for short term deferrals or (ii) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which dates or events such Restricted Stock Units shall be settled.

10.4.2. Voting and Dividend Rights.

Unless otherwise stated in the applicable Award Agreement, holders of Restricted Stock Units shall not have rights as stockholders of the Company.

10.4.3. Creditor’s Rights.

A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.5. Purchase of Restricted Stock.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by Services already rendered. The Purchase Price shall be payable in a form described in Section 11 or, in the discretion of the Committee, in consideration for past Services rendered.

10.6. Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

11.1. General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11.

11.2. Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Stock has been paid thereby, at their Fair Market Value on the date of exercise or surrender. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares of Stock may be authorized only at the time of grant.

11.3. Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

11.4. Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including, but not limited to, the Company’s withholding of shares of Stock otherwise due to the exercising Grantee.

12.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

12.1. Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Section 12.2 hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

12.2. Performance Awards Granted to Designated Covered Employees.

If and to the extent that the Committee determines that a Performance Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 12.2.

12.2.1. Performance Goals Generally.

The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 12.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). Measurement of performance goals may exclude (in the discretion of the Committee) the impact of charges for restructuring, discontinued operations, extraordinary items, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

12.2.2. Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre-or after-tax income (before or after allocation of corporate overhead and bonuses; net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of, share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reduction in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins; gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory performance; academic performances; student loan performance; student retention; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel.

12.2.3. Timing for Establishing Performance Goals.

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

12.2.4. Settlement of Performance Awards; Other Terms.

Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The maximum amount of each cash-based Performance Award intended to constitute “performance-based compensation” under Code Section 162(m) granted to any Grantee in any twelve (12) month period shall not exceed Five Million Dollars ($5,000,000).

12.3. Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards, shall be made in writing in the case of any Award intended to qualify under Code Section 162(m), to the extent required by Code Section 162(m). To the extent permitted by Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

12.4. Status of Section 12.2 Awards under Code Section 162(m).

It is the intent of the Company that Performance Awards under Section 12.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 12.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

13.	OTHER STOCK-BASED AWARDS

13.1. Grant of Other Stock-based Awards.

Other Stock-based Awards, consisting of Stock units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Other Stock-based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in shares of Common Stock under any other compensation plan or arrangement of the Company, including without limitation, the Company’s Incentive Compensation Plan. Subject to the provisions of the Plan, the Committee shall have the sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of such Awards. Unless the Committee determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

13.2. Terms of Other Stock-based Awards.

Any Common Stock subject to Awards made under this Section 13 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

14.	REQUIREMENTS OF LAW

14.1. General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2. Rule 16b-3.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1. Changes in Capitalization.

15.1.1. Changes in Stock.

If (i) the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date or (ii) there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kinds of shares for which grants of Options and other Stock-based Awards may be made under the Plan (including the per-Grantee maximums set forth in Section 4) shall be equitably adjusted by the Company such that the rights of the holders of grants of Options and other Stock-based Awards are neither enlarged nor diminished; provided that any such adjustment shall comply with Section 409A and, in the case of Incentive Stock Options, with Code Section 424. In addition, in the event of any such increase or decrease in the number of outstanding shares or other transaction described in clause (ii) above, the number and kind of shares for which Awards are outstanding and the Option Price per share of outstanding options and SAR Exercise Price per share of outstanding SARs shall be equitably adjusted; provided that any such adjustment shall comply with Section 409A.

15.1.2. Effect of Certain Transactions.

Except as otherwise provided in an Award Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a reorganization, merger, exchange or consolidation of the Company or involving the shares of Common Stock (a “Transaction”), the Plan and the Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Grantee shall be entitled to receive in respect of each share of Common Stock subject to any outstanding Awards, upon exercise or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of Common Stock was entitled to receive in the Transaction in respect of a share of Common stock; provided, however, that, unless otherwise determined by the Committee, such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Awards prior to such Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and SARs pursuant to this Section 15.1.2 in connection with a Transaction in which the consideration paid or distributed to the Company’s stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and SARs upon consummation of the Transaction as long as, at the election of the Committee, (x) the holders of affected Options and SARs have been given a period of at least fifteen days prior to the date of the consummation of the Transaction to exercise the Options or SARs (whether or not they were otherwise exercisable) or (y) the holders of the affected Options and SARs are paid (in cash or cash equivalents) in respect of each share of Stock covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the Option Price or SAR Exercise Price, as applicable. For avoidance of doubt, (1) the cancellation of Options and SARs pursuant to clause (y) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Award Agreement and (2) if the amount determined pursuant to clause (y) of the preceding sentence is zero or less, the affected Option or SAR may be cancelled without any payment therefore. The treatment of any Award as provided in this Section 15.1.2 shall be conclusively presumed to be appropriate for purposes of Section 15.1.1.

15.2. Definition of Change in Control.

“Change in Control” means:

(1) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 15.2, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 15.2(3)(A), (B) and (C) or (v) any acquisition by any of the Principal Stockholders or their Affiliates other than in connection with a going private transaction within the meaning of Rule 13e-3 of the Exchange Act consummated more than 12 months after the completion of the 2012 Option Exchange Program.

(2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.

15.3. Effect of Change in Control

The Committee shall determine the effect of a Change in Control upon Awards, and such effect may be set forth in the appropriate Award Agreement. Without limiting the foregoing, the Committee may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Change in Control, including, but not limited to, accelerated vesting, termination or assumption. The Committee may also provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 15.1 and 15.2.

15.4. Reorganization Which Does Not Constitute a Change in Control.

If the Company undergoes any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

15.5. Adjustments.

Adjustments under this Section 15 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

16.	NO LIMITATIONS ON COMPANY

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

17.	TERMS APPLICABLE GENERALLY TO AWARDS GRANTED UNDER THE PLAN

17.1. Disclaimer of Rights.

No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

17.2. Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals), including, without limitation, the granting of stock options as the Board in its discretion determines desirable.

17.3. Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any shares of Stock upon the exercise of an Option or SAR, or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold the minimum required number of shares of Stock otherwise issuable to the Grantee as may be necessary to satisfy such withholding obligation or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 17.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

17.4. Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or any Award Agreement.

17.5. Other Provisions.

Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

17.6. Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

17.7. Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.8. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law, provided that the provisions set forth herein that are required to be governed by the Pennsylvania Business Corporation Law of 1988, as amended, shall be governed by the Pennsylvania Business Corporation Law of 1988, as amended.

17.9. Section 409A.

17.9.1. Short-Term Deferrals.

For each Award intended to comply with the short-term deferral exception provided for under Section 409A, the related Award Agreement shall provide that such Award shall be paid out by the later of (i) the 15th day of the third month following the Grantee’s first taxable year in which the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s first taxable year in which the Award is no longer subject to a substantial risk of forfeiture.

17.9.2. Adjustments.

To the extent that the Committee determines that a Grantee would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of any Award, to the extent permitted by Section 409A, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The Committee shall determine the nature and scope of such amendment.

17.10. Stockholder Approval; Effective Date of Plan.

The Plan shall be effective as of the Effective Date. Any Option that is designated as an Incentive Stock Option shall be a Nonqualified Stock Option if the Plan is not approved by the shareholders of the Company within twelve (12) months after the Effective Date of the Plan. No award that is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be effective unless and until the Plan is approved by the stockholders of the Company.

17.11. Separation from Service.

The Committee shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the appropriate Award Agreement. Without limiting the foregoing, the Committee may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Separation from Service, including, but not limited to, accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.

17.12. Transferability of Awards.

17.12.1. Transfers in General.

Except as provided in Section 17.12.2, no Award shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.

17.12.2. Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member. For the purpose of this Section 17.12.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 17.12.2, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Grantee in accordance with this Section 17.12.2 or by will or the laws of descent and distribution.

17.13. Dividends and Dividend Equivalent Rights.

If specified in the Award Agreement, the recipient of an Award under this Plan may be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the Common Stock or other securities covered by an Award. The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Grantee may be paid currently or may be deemed to be reinvested in additional shares of Stock or other securities of the Company at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend was paid to shareholders, as determined in the sole discretion of the Committee.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ Edward H. West
Title:	President and Chief Executive Officer